UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

SARA LEE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 15, 2011

Dear Sara Lee Stockholder:

It is my pleasure to invite you to Sara Lee Corporation’s 2011 Annual Meeting of Stockholders. This year’s meeting will be held on Thursday, October 27, 2011 at 9:30 a.m. (CDT), in The Abbington, 3S002 IL Route 53, Glen Ellyn, Illinois. At the meeting, we will focus on the business items listed in the notice of the meeting, which follows on the next page.

We are pleased to again furnish our proxy materials to you over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On September 15, 2011, we mailed to our U.S. and Canadian stockholders a Notice containing instructions on how to access our 2011 proxy statement and annual report and vote online. All other stockholders will receive a copy of the proxy statement and annual report by mail. The proxy statement contains instructions on how you can (i) receive a paper copy of the proxy statement and annual report, if you only received a Notice by mail, or (ii) elect to receive your proxy statement and annual report over the Internet next year, if you received them by mail this year.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding these three methods of voting are contained on the Notice or proxy card.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Jan Bennink

Executive Chairman

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting to be held on October 27, 2011

Sara Lee’s proxy statement and 2011 annual report are available at www.saralee.com/annualmeeting.

NOTICE OF THE 2011

ANNUAL MEETING OF STOCKHOLDERS

The 2011 Annual Meeting of Stockholders of Sara Lee Corporation will be held on Thursday, October 27, 2011, at 9:30 a.m. (CDT), in The Abbington, 3S002 IL Route 53, Glen Ellyn, Illinois 60137 for the following purposes:

1.	to elect the 12 directors named in the attached proxy statement;

2.	to vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for fiscal year 2012;

3.	to hold an advisory vote on executive compensation;

4.	to hold an advisory vote on the frequency of an advisory vote on executive compensation;

5.	to vote on one stockholder proposal, if properly presented; and

6.	to transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on September 6, 2011 are entitled to notice of and to vote at the Annual Meeting.

Your vote is important. Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

Whether or not you plan to attend the meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

By Order of the Board of Directors

Paulette R. Dodson
Senior Vice President, General Counsel and Corporate Secretary

September 15, 2011

ADMISSION TO THE 2011 ANNUAL MEETING

An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Sara Lee common stock as of the close of business on September 6, 2011 will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership.

•	If your Sara Lee shares are registered in your name and you received your proxy materials by mail, an admission ticket is attached to your proxy card.

•

If your Sara Lee shares are registered in your name and you received or accessed your proxy materials electronically over the Internet, click the appropriate box on the electronic proxy card or follow the telephone instructions when prompted and an admission ticket will be held for you at the registration desk at the Annual Meeting.

•

If your Sara Lee shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the Annual Meeting if you bring a recent bank or brokerage statement showing that you owned shares of Sara Lee common stock on September 6, 2011.

No cameras, recording devices or large packages will be permitted in the meeting room.

INFORMATION ABOUT SARA LEE CORPORATION

Sara Lee is a global manufacturer and marketer of high-quality, brand name products for consumers throughout the world. The address of our principal executive office is 3500 Lacey Road, Downers Grove, Illinois 60515-5424 and our telephone number is +1.630.598.6000. Our corporate Web site is located at www.saralee.com. Information contained on our Web site does not constitute part of this proxy statement.

INFORMATION ABOUT THE ANNUAL MEETING

Information About Attending the Annual Meeting

Our Annual Meeting will be held on Thursday, October 27, 2011, at 9:30 a.m. (CDT), in The Abbington, 3S002 IL Route 53, Glen Ellyn, Illinois 60137. The telephone number of The Abbington is +1.630.942.8600. The doors to the meeting room will open for admission at 9:00 a.m. Directions to The Abbington are posted at www.saralee.com.

An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Sara Lee common stock as of the close of business on September 6, 2011 will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership. No cameras, recording devices or large packages will be permitted in the meeting room.

Under appropriate circumstances, we may provide assistance or a reasonable accommodation to attendees of the Annual Meeting who require assistance to gain access to the meeting or to receive communications made at the meeting. If you would like to request such assistance or accommodation, please contact our Investor Relations Department at Sara Lee Corporation, 3500 Lacey Road, Downers Grove, Illinois 60515-5424, or at +1.630.598.8100 regarding your request as far in advance of the Annual Meeting as possible. Please note that we may not be able to accommodate all requests.

Information About this Proxy Statement

Why you received this proxy statement.    You have received these proxy materials because Sara Lee’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares. On September 15, 2011, we mailed to our U.S. and Canadian stockholders of record as of the close of business on September 6, 2011 a Notice containing instructions on how to access this proxy statement and our annual report online, and we began mailing these proxy materials to stockholders outside the U.S. and Canada. If you own Sara Lee common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one Notice or set of these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting Sara Lee’s transfer agent, BNY Mellon Shareowner Services, at +1.888.422.9881 (toll free) or +1.201.680.6678 (international), or shrrelations@bnymellon.com.

Notice of Electronic Availability of Proxy Statement and Annual Report.    As permitted by SEC rules, Sara Lee is making this proxy statement and its annual report available to its stockholders electronically via the Internet. On September 15, 2011, we mailed to our U.S. and Canadian stockholders a Notice containing instructions on how to access this proxy statement and our annual report and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Householding.    SEC rules permit us to deliver a single Notice or set of Annual Meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of Annual Meeting materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or Annual Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or Annual Meeting materials, contact Broadridge Financial Solutions, Inc. at +1.800.542.1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices or Annual Meeting materials for your household, please contact Broadridge at the above phone number or address.

Information About Voting

Stockholders can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Telephone — Stockholders located in the United States can vote by telephone by calling +1.800.690.6903 and following the instructions on the proxy card;

•	By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice or proxy card; or

•	By Mail — If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on October 26, 2011. If you hold shares in the Sara Lee Common Stock Fund under any of Sara Lee’s retirement or savings plans, your voting instructions for those shares must be received by 5:00 p.m. (EDT) on October 24, 2011 to allow sufficient time for voting by the trustees and administrators of the plans.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote. Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, some or none of the nominees for director and whether your shares should be voted for or against each of the other proposals. If you sign and return the proxy card without indicating your instructions, your shares will be voted as follows:

•	FOR the election of the 12 nominees for directors named in the attached proxy statement;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for fiscal year 2012;

•	FOR the advisory vote on executive compensation;

•	FOR the option “one year” on the advisory vote on the frequency of an advisory vote on executive compensation; and

•	AGAINST the stockholder proposal.

You may revoke or change your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting in person at the Annual Meeting, (3) granting a subsequent proxy through the Internet or telephone, or (4) sending a written revocation to Sara Lee’s Corporate Secretary, Paulette R. Dodson. Your most current proxy card or telephone or Internet proxy is the one that is counted.

Each share of Sara Lee common stock is entitled to one vote. The record date for determining stockholders entitled to notice of and to vote at the Annual Meeting is September 6, 2011. As of September 6, 2011, there were 590,705,921 shares of Sara Lee common stock outstanding.

Information for Sara Lee Employees Who are Stockholders

If you are a Sara Lee employee who is a stockholder, or if you hold shares in the Sara Lee Common Stock Fund under any of Sara Lee’s retirement or savings plans (the “Savings Plans”) or participate in the Sara Lee Corporation Direct Investment Plan, you will receive one proxy for all accounts registered in the same name. If all of your accounts are not registered in the same name, you will receive a separate proxy for each account that is registered in a different name. If you participate in the Savings Plans, your proxy card will serve as voting instructions to the trustees of those plans for shares allocated to your account, as well as a proportionate share of any unallocated shares and unvoted shares. If you fail to give voting instructions to the trustees, your shares will be voted by the trustees in the same proportion as shares held by the trustees for which voting instructions have been received. To allow sufficient time for voting by the trustees and administrators of the Savings Plans, your voting instructions for shares held in the Savings Plans must be received by 5:00 p.m. (EDT) on October 24, 2011.

Information Regarding Tabulation of the Vote

Sara Lee has a policy that all proxies, ballots and votes tabulated at a meeting of stockholders are confidential, and the votes will not be revealed to any Sara Lee employee or anyone else, other than to the non-management tabulator of votes or an independent election inspector, except (1) as necessary to meet applicable legal requirements, (2) if a stockholder writes comments on the proxy card directed to Sara Lee’s Board or management, or (3) in the event a proxy solicitation in opposition to the election of the Board of Directors is initiated. Representatives of Broadridge Financial Solutions, Inc. will tabulate votes for this year’s Annual Meeting.

Quorum Requirement

A quorum is necessary to hold a valid meeting. If stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker does not vote on some matter on the proxy card because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Information about Votes Necessary for Action to be Taken

Twelve directors have been nominated for election at the Annual Meeting. Sara Lee’s Bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. This means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee in order for that nominee to be elected. Only votes “for” or “against” are counted as votes cast with respect to a director. Abstentions and broker non-votes will have no effect. If a nominee who currently is serving as a director does not receive the affirmative vote of at least a majority of the votes cast, Maryland law provides that the director would continue to serve on Sara Lee’s Board as a “holdover director.” However, under our Corporate Governance Guidelines, each holdover director is required to tender his or her resignation to the Board promptly after the stockholder vote has been certified. Under the Guidelines, the independent directors (excluding the director who tendered the resignation) will decide whether to accept the resignation or whether other action should be taken, and publicly disclose its decision and rationale, within 90 days.

For the proposal on the advisory vote on the frequency of advisory votes on executive compensation, the option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered by the Board as the stockholders’ recommendation as to the frequency of future say on pay votes. For each proposal other than the election of directors and the frequency vote, the affirmative vote of a majority of votes cast on the proposal is necessary for approval. Abstentions and broker non-votes will have no effect on these items because they are not considered votes cast.

Other Business to be Considered

The Board of Directors does not intend to present any business at the Annual Meeting other than the proposals described in this proxy statement. However, if any other matter properly comes before the Annual Meeting, including any stockholder proposal omitted from the proxy statement and form of proxy pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, your proxies will act on such matter in their discretion.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Sara Lee has adopted Corporate Governance Guidelines, which are available at www.saralee.com on the “Investor Relations” page under the link “Corporate Governance.” The Guidelines contain general principles regarding the functions of Sara Lee’s Board of Directors and Board Committees.

Director Independence

Sara Lee’s Corporate Governance Guidelines require that a substantial majority of the Board of Directors be comprised of independent directors. For a director to be considered independent under the listing standards of the New York Stock Exchange, the Board must affirmatively determine that a director has no direct or indirect material relationship with Sara Lee. The Board has adopted categorical standards to assist it in making determinations regarding independence. These standards are contained in Sara Lee’s Corporate Governance Guidelines and conform to and exceed the independence criteria specified by the New York Stock Exchange. These categorical standards specify the criteria by which the independence of Sara Lee’s directors will be determined, including whether a director or any member of the director’s immediate family has any past employment or affiliation with Sara Lee or Sara Lee’s independent registered public accountants.

After considering these categorical standards, the listing standards of the New York Stock Exchange and any other relationships between the directors and Sara Lee, the Board determined that Christopher B. Begley, Crandall C. Bowles, Virgis W. Colbert, James S. Crown, Laurette T. Koellner, Cornelis J.A. van Lede, Dr. John McAdam, Sir Ian Prosser, Norman R. Sorensen, Jeffrey W. Ubben and Jonathan P. Ward are independent. Jan Bennink is not independent because he is an executive officer of Sara Lee.

Process for Nominating Potential Director Candidates

The Corporate Governance, Nominating and Policy Committee of Sara Lee’s Board of Directors is responsible for screening potential director candidates and recommending qualified candidates to the full Board for nomination. In evaluating potential director candidates, the Committee considers the qualifications listed in Sara Lee’s Corporate Governance Guidelines, which are available at www.saralee.com on the “Investor Relations” page under the link “Corporate Governance.” When assessing potential director candidates, the

Corporate Governance, Nominating and Policy Committee considers diversity among the existing board members, including racial and ethnic background and gender, as outlined in the Board Membership Criteria section of the Corporate Governance Guidelines.

The Corporate Governance, Nominating and Policy Committee considers recommendations of potential candidates from incumbent directors, management and stockholders. Any recommendation submitted by a stockholder to the Corporate Governance, Nominating and Policy Committee must include the same information concerning the potential candidate and the stockholder, and must be received in the time frame, as would be required under Article I, Section 10 of Sara Lee’s Bylaws if the stockholder wished to nominate the candidate directly. From time to time the Committee also retains search firms to assist it in identifying potential director candidates. The Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. Suggestions regarding potential director candidates, together with the required information described above, should be submitted in writing to Sara Lee’s Corporate Secretary, Paulette R. Dodson, at Sara Lee Corporation, 3500 Lacey Road, Downers Grove, Illinois 60515-5424.

Code of Conduct

Sara Lee’s Global Business Standards, the company’s written corporate code of business conduct and ethics, embody Sara Lee’s long-standing history of requiring adherence to high standards of ethical conduct and business practices. The Global Business Standards are available on Sara Lee’s Web site at www.saralee.com on the “Our Company” page under the link “Global Business Practices.” All of Sara Lee’s officers, directors and employees, including its Chief Executive Officer, Chief Financial Officer and principal accounting officer, are required to comply with the Global Business Standards.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with one or more members of Sara Lee’s Board of Directors, including the Chair of any Committee of the Board, by writing to the Board, or a specific Committee Chair or director at:

Board of Directors

(or specific Committee Chair or director)

c/o Paulette R. Dodson, Corporate Secretary

Sara Lee Corporation

3500 Lacey Road

Downers Grove, Illinois 60515-5424

Sara Lee’s Board of Directors has instructed the Corporate Secretary to forward communications to the Board or to individual directors, as appropriate; however, the Board also has instructed the Corporate Secretary to review all correspondence received and, in her discretion, not forward correspondence that is unrelated to the duties and responsibilities of the Board. Examples of such inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters (such as product inquiries, complaints or suggestions), or raises grievances that are personal to the person submitting the communication. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.

The Audit Committee of the Board of Directors has established procedures for employees, stockholders and others to submit confidential and anonymous reports of suspected illegal or unethical behavior, violations of Sara Lee’s Global Business Standards or concerns regarding Sara Lee’s accounting, internal accounting controls or auditing matters. Reports may be made by sending an email to business.practices@saralee.com, posting a report at www.saraleeresourceline.com or by calling +1.800.285.7964 (available toll-free outside the U.S. using the local AT&T Direct access number).

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer of Sara Lee are held by two different individuals, each of whom is an executive officer of Sara Lee. Jan Bennink serves as our Executive Chairman of the Board and Marcel Smits serves as our Chief Executive Officer. This leadership structure was implemented in January 2011 when the Board of Directors agreed in principle to split Sara Lee into two independent, publicly-traded companies through the tax-free spin-off of Sara Lee’s International Beverage business. Mr. Bennink was appointed Executive Chairman primarily to ensure a successful spin-off and lead the split into two public companies at both the Board and management level, which responsibilities demand full-time attention. At the same time, James S. Crown, an independent director who served as Chairman of the Board between May 14, 2010 and January 28, 2011, was appointed to serve as Sara Lee’s Lead Independent Director.

The Board believes that this dual leadership structure is appropriate for Sara Lee during this time of transition. Mr. Bennink’s role as Executive Chairman helps ensure that the Board is timely and adequately apprised of important developments with the business and the spin-off, and that management is effectively implementing the strategic objectives set by the Board. In his role as Chief Executive Officer, Mr. Smits is primarily responsible for day-to-day operation of the business and the company’s execution of the annual operating plan and long-range plan. As Lead Independent Director, Mr. Crown plays a strong role by calling and chairing executive sessions of the independent directors and providing independent oversight of the Board.

Executive Sessions

Pursuant to Sara Lee’s Corporate Governance Guidelines, non-management directors meet in regularly scheduled executive sessions without management. The Lead Independent Director chairs all regularly scheduled executive sessions of the Board, and also has authority to convene meetings of the non-management directors at any time with appropriate notice.

Risk Oversight

Sara Lee’s Board of Directors has overall responsibility for risk oversight. Each year, Sara Lee’s management and the Board jointly develop and prioritize a list of the most significant risks facing the company. Throughout the year, the Board and committees of the Board dedicate a portion of their meetings to reviewing and discussing specific risks in greater detail. The Board as a whole exercises its oversight responsibilities with respect to strategic, operational and competitive risks, as well as risks related to succession of our Chief Executive Officer and other members of senior management, and has delegated responsibility for the oversight of specific risks to Board committees as follows: The Audit Committee oversees Sara Lee’s risk policies and processes relating to our financial statements and financial reporting processes, and regulatory compliance risks. The Finance Committee oversees Sara Lee’s risk policies and processes relating to capital, credit, pension plan and liquidity risks. The Corporate Governance, Nominating and Policy Committee oversees risks related to Sara Lee’s governance structure and arising from related person transactions, and oversees processes and risks related to regulatory or legislative risks, our public policy initiatives and similar matters. The Compensation and Employee Benefits Committee provides oversight with respect to risks that may be created by our compensation programs and management resources, structure and succession planning.

Compensation Risk

The Compensation and Employee Benefits Committee has undertaken, with the assistance of its independent compensation consultant, a comprehensive review of compensation policies and practices throughout Sara Lee to assess the risks presented by such policies and practices. Based on this review, we have determined that such policies and practices are not reasonably likely to have a material adverse effect on Sara Lee. In reaching this determination, we have taken into account the following design elements of our compensation programs and policies and practices: mixture of cash and equity opportunities, mixture of performance time horizons, mixture of time-based and performance-based pay vehicles, use of financial metrics that are easily capable of audit, avoidance of uncapped rewards, use of required stock ownership amounts at senior management levels, a broad clawback policy and a rigorous auditing, monitoring and enforcement environment.

Attendance at Annual Meeting

As stated in Sara Lee’s Corporate Governance Guidelines, each director is expected to attend all annual meetings of stockholders. All of the directors who were then serving on the Board except one attended the 2010 annual meeting.

Governance Documents

All of Sara Lee’s current corporate governance documents and policies, including its Corporate Governance Guidelines, committee charters and Global Business Standards, are available at www.saralee.com and in print to any stockholder who requests them.

Review of Transactions with Related Persons

The Board has adopted a written policy regarding the review and approval of transactions, involving certain persons, that SEC regulations require to be disclosed in proxy statements, which are commonly referred to as “related person transactions.” A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers and beneficial owners of 5% or more of our common stock. Under the written policy, Sara Lee’s Corporate Governance, Nominating and Policy Committee is responsible for reviewing and approving any related person transactions and will consider factors it deems appropriate, including:

•	the approximate dollar amount involved in the transaction, including the amount payable to the related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest;

•

whether the transaction involves the provision of goods or services to Sara Lee that are available from unaffiliated third parties and, if so, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and

•	the purpose of the transaction and any potential benefits to Sara Lee.

There are no related person transactions to report in this proxy statement.

Relationship with Executive Compensation Consultant

Sara Lee’s Compensation and Employee Benefits Committee (the “Committee”) has retained Frederic W. Cook & Co., Inc. (“FWCook”) as its independent executive compensation consultant. FWCook reports directly to the Committee, and the Committee may replace FWCook or hire additional consultants at any time. Frederic Cook, principal of FWCook, attends meetings of the Committee, as requested, and communicates with the Chair of the Committee between meetings; however, the Committee makes all decisions regarding the compensation of Sara Lee’s executive officers. None of Sara Lee’s management participated in the Committee’s decision to retain FWCook as the Committee’s independent executive compensation consultant.

FWCook provides various executive compensation services to the Committee with respect to Sara Lee’s executive officers and other key employees pursuant to a written consulting agreement with the Committee. The services FWCook provides under the agreement include advising the Committee on the principal aspects of Sara Lee’s executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of Sara Lee’s program design and Sara Lee’s award values in relationship to its performance.

The Committee regularly reviews the services provided by its outside consultant and believes that FWCook is independent in providing executive compensation consulting services to the Committee. The scope of FWCook’s business is providing executive compensation consulting services and it does not provide, directly or indirectly through affiliates, any non-executive compensation services, such as pension consulting or human resource outsourcing. In addition, in its consulting agreement with the Committee, FWCook agrees to advise the Chair of the Committee if any potential conflicts of interest arise that could cause FWCook’s independence and loyalty to be questioned, and to not undertake any projects for Sara Lee management except at the request of the Committee Chair and as agent for the Committee.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors held 13 meetings during fiscal year 2011 and has the following standing committees: Audit, Compensation and Employee Benefits, Corporate Governance, Nominating and Policy, Executive, Finance and Qualified Legal Compliance. The following table shows the current membership of these committees. All of the directors attended at least 75% of the total of all the meetings of the Board and Board committees on which he or she served during fiscal year 2011.

Each standing Board committee operates pursuant to a written charter. Copies of the committee charters are available on Sara Lee’s Web site at www.saralee.com on the “Our Company” page under the link “Board of Directors–Committee Charters.”

Name	Audit		Compensation and Employee Benefits		Corporate Governance, Nominating and Policy		Executive		Finance
Christopher B. Begley	X				X
Jan Bennink									X
Crandall C. Bowles			X						X
Virgis W. Colbert			X						X
James S. Crown	X				X	*	X	*
Laurette T. Koellner	X	*			X		X
Cornelis J.A. van Lede	X								X
Dr. John McAdam			X		X
Sir Ian Prosser	X						X		X	*
Norman R. Sorensen			X		X
Jeffrey W. Ubben	X								X
Jonathan P. Ward			X	*	X		X

*	Committee Chair

Audit Committee.    The Audit Committee assists the Board of Directors in its oversight of Sara Lee’s accounting and financial reporting principles and policies and internal controls and procedures; the integrity of Sara Lee’s financial statements and the independent audit thereof; compliance with legal and regulatory requirements and Sara Lee’s compliance programs; and the evaluation of the qualifications, independence and performance of Sara Lee’s independent registered public accountants and lead audit partner, and the performance of Sara Lee’s internal audit function. The Audit Committee met eleven times during the year and regularly meets privately with the head of the internal audit department and with the independent registered public accountants. The Audit Committee is comprised solely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange and SEC rules. The Board has determined that all members of the Audit Committee are financially literate pursuant to the listing standards of the NYSE, and has designated Laurette T. Koellner as an “audit committee financial expert” as defined in SEC rules.

Compensation and Employee Benefits Committee.    The Compensation and Employee Benefits Committee (the “Compensation Committee”) reviews and approves Sara Lee’s compensation philosophy covering corporate officers and other key management employees; reviews the competitiveness of Sara Lee’s total compensation practices; determines the annual base salaries and incentive awards to be paid to, and approves the annual salaries of, corporate officers and other key management employees; approves the terms and conditions of proposed incentive plans applicable to corporate officers and other key management employees; approves and administers Sara Lee’s employee benefit plans; and reviews and approves special hiring and severance arrangements for corporate officers and other key management employees. The Compensation Committee has delegated to the Committee Chair responsibility for the review and approval of any corporate officer’s, or other designated key executive’s, hiring, severance or relocation arrangement that deviates materially from Sara Lee’s standard policies, procedures and programs. The Compensation Committee also may form and delegate authority to subcommittees or the Chair when it deems appropriate. The Compensation Committee is comprised solely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. The Compensation Committee met five times during the year.

Corporate Governance, Nominating and Policy Committee.    The Corporate Governance, Nominating and Policy Committee reviews and considers corporate governance policies and practices from time to time; evaluates potential director candidates and recommends qualified candidates to the full Board; and reviews the executive resources and oversees Sara Lee’s activities and positions on significant corporate social responsibility and public policy matters. The Committee is comprised solely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. The Corporate Governance, Nominating and Policy Committee met five times during the year.

Executive Committee.    The Executive Committee exercises the authority of the Board on matters delegated to it by the Board of Directors from time to time and exercises the powers of the Board between meetings of the Board of Directors. The Executive Committee meets on a periodic basis, as needed, and did not meet during the year.

Finance Committee.     The Finance Committee reviews all aspects of Sara Lee’s financial structure, including its overall financial policies, sources and uses of funds, investment of assets held in Sara Lee’s employee benefit plan and Sara Lee’s dividend policy. The Finance Committee also performs other duties as requested by the Board of Directors from time to time. The Finance Committee met four times during the year.

Qualified Legal Compliance Committee.    The Qualified Legal Compliance Committee was established to facilitate the confidential receipt, retention and consideration of reports, made by attorneys retained or employed by Sara Lee, of evidence of a material violation of U.S. federal or state securities law, a material breach of fiduciary duty arising under federal or state law, or a similar material violation of any U.S. federal or state law by Sara Lee or any of its officers, directors, employees or agents. The Committee is comprised solely of non-management directors, all of whom are independent within the meaning of the listing standards of the New York Stock Exchange and SEC rules. The Qualified Legal Compliance Committee is comprised of the members of the Audit Committee and the chair of the Corporate Governance, Nominating and Policy Committee, who also serves as the chair of the Committee. The Qualified Legal Compliance Committee meets on an as needed basis, and did not meet during the year.

PROPOSAL 1: ELECTION OF DIRECTORS

Directors Elected Annually

Sara Lee’s directors are elected each year by the stockholders at the Annual Meeting. We do not have a staggered board. Twelve directors will be elected at this year’s Annual Meeting. Each director’s term will last until the 2012 Annual Meeting of Stockholders and until he or she is succeeded by another director who has been elected.

Information About the Nominees for Election to the Board of Directors

Board Composition.    We believe that our directors should possess the highest personal and professional integrity and values, and be committed to representing the long-term interests of our stockholders. We further believe that the backgrounds and qualifications of our directors, considered as a group, should provide a blend of business experience and competence, and professional and personal abilities, that will allow the Board to fulfill its responsibilities. The Corporate Governance, Nominating and Policy Committee works with the Board to determine the appropriate mix of these backgrounds and qualifications that would establish and maintain a Board with strong collective abilities. Although it does not have a written policy, the Board considers diversity among the existing Board members, including racial, ethnic background and gender diversity, when identifying and evaluating nominees for directors.

To fulfill these objectives, the Board has determined that it is important to nominate directors with the skills and experiences set forth below, among others. The experiences, qualifications and skills that the Board considered in each director’s re-nomination are included in their individual biographies.

•

Leadership Experience.    We believe that directors with experience in significant leadership positions over an extended period, especially CEO positions, generally possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others. They also generally possess a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

•

Financial or Accounting Acumen.    We believe that an understanding of finance and financial reporting processes enables our directors to evaluate, and understand the impact of business decisions on, our financial statements and capital structure. In addition, accurate financial reporting and robust auditing are critical to our ongoing success.

•

Industry Experience.    We seek to have directors with experience as executives, directors or in other leadership positions in industries relevant to our business, including consumer packaged goods, branded products, retail or consumer product manufacturing.

•

Operational Experience.    We believe that directors who are current or former executives with direct operational responsibilities bring valuable practical insight to helping develop, implement and assess our operating plan and business strategy.

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Global Experience.    Our future success depends, in part, on our success in maintaining and growing our businesses outside the United States. In fiscal 2011, approximately 50% of our net sales and operating segment income, on a continuing operations basis, were generated outside the United States. We believe that directors with significant global experience bring valuable insight in developing and assessing our international business strategy.

•

Public Company Board and Corporate Governance Experience.    Directors with experience as executives or directors of other publicly traded companies generally are well prepared to fulfill the Board’s responsibilities of overseeing and providing insight and guidance to management, and help further our goals of greater transparency, accountability for management and the Board, and protection of stockholder interests.

In addition, when evaluating the suitability of individuals for nomination, the Corporate Governance, Nominating and Policy Committee considers other appropriate factors, including whether the individual satisfies applicable independence requirements.

Director Nominees.    The following information is furnished with respect to each nominee for election as a director. All of the nominees currently are directors. If a nominee is unavailable to serve as a director, your proxies may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. The ages of the nominees are as of October 27, 2011.

CHRISTOPHER B. BEGLEY    Executive Chairman of Hospira, Inc. (global specialty pharmaceutical and medication delivery company) since March 2011. Mr. Begley was elected Chairman of Hospira in May 2007 and served as Chief Executive Officer from April 30, 2004, when Hospira was spun off from Abbott Laboratories (health care products), to March 2011. Prior to that, he served in various positions with Abbott, including as Senior Vice President, Hospital Products from 2000 to April 2004; Senior Vice President, Chemical and Agricultural Products from 1999 to 2000; Vice President, Abbott Health Systems from 1998 to 1999; and Vice President, MediSense Operations, in 1998. He became a director of Sara Lee in October 2006. Mr. Begley also serves as a director of AdvaMed and National Center for Healthcare Leadership. Age 59.

Director Qualifications

•    Leadership, Operational and Global Experience, Financial or Accounting Acumen — serves as Chairman and previously served as Chief Executive Officer of a global publicly traded company.

•    Public Company Board and Corporate Governance Experience — serves as Chairman and previously served as Chief Executive Officer of publicly traded company.

JAN BENNINK    Executive Chairman of the Board of Directors of Sara Lee Corporation since January 2011. From 2002 to 2007, Mr. Bennink served as Chief Executive Officer of Royal Numico N.V. (baby food and clinical nutrition). From 1995 to 2002, Mr. Bennink was employed by Groupe Danone (a global producer of cultured dairy products and bottled water) and served as Senior Vice President and then President of the Dairy Division and member of the Executive Committee. Mr. Bennink has also held management positions with Benckiser Gmbh (manufacturer of cleaning supplies and cosmetics) from 1989 to 1995 and with The Procter & Gamble Company (branded consumer goods) from 1982 to 1988. Mr. Bennink currently serves on the board of directors of Coca-Cola Enterprises, Inc. He previously served on the advisory board of ABN AMRO, as well as on the boards of directors of Boots Company Plc, Dalli-Werke GmbH & Co KG, and Kraft Foods Inc. Age 54.

Director Qualifications

•    Leadership, Industry, Operational and Global Experience — previously served as Chief Executive Officer and senior officer of several global publicly traded companies operating in the consumer goods industry.

•    Public Company Board and Corporate Governance Experience — currently serves and previously served as a director of several global publicly traded companies.

CRANDALL C. BOWLES    Chairman of Springs Industries, Inc. (home furnishings) since 1998 and The Springs Company (real estate, investments) since 2007. Ms. Bowles has served as a director of Springs Industries, Inc. since 1978 and as its Chief Executive Officer from 1998 until 2006. Subsequent to a spinoff and merger in 2006 and until July 2007, Ms. Bowles served as Co-Chairman and Co-Chief Executive Officer of Springs Global Participacoes S.A. (textile home furnishings). Ms. Bowles became a director of Sara Lee in October 2008. She also serves as a director of Deere & Company and J.P. Morgan Chase & Co. and previously served as a director of Wachovia Corporation. Ms. Bowles also is a Trustee of the Brookings Institution. Age 64.

Director Qualifications

•    Leadership, Operational and Industry Experience — serves as Chairman and previously served as Chief Executive Officer of a publicly traded consumer goods manufacturing company.

•    Public Company Board and Corporate Governance Experience — serves as a director of several global publicly traded companies and on the audit committee of one of those companies.

VIRGIS W. COLBERT    Retired Executive Vice President, Miller Brewing Company (brewer) from 1997 to December 2005 and Senior Advisor to MillerCoors Brewing Company (formerly Miller Brewing Company). Mr. Colbert joined Miller Brewing in 1979 and served as Senior Vice President-Worldwide Operations from 1995 to 1997 and as Vice President Operations from 1993 to 1995. He became a director of Sara Lee in January 2006. Mr. Colbert serves as a director of Bank of America Corporation, Lorillard, Inc., The Manitowoc Company, Inc. and Stanley Black & Decker. He previously served as a director of Merrill Lynch & Co. and Delphi Corporation. Age 72.

Director Qualifications

•    Leadership — over 10 years of general management experience.

•    Industry, Operational and Global Experience — served as an executive officer of a branded beverage manufacturing company, with responsibility over global manufacturing.

•    Public Company Board and Corporate Governance Experience — serves and previously served as a director of other large publicly traded companies.

JAMES S. CROWN    President of Henry Crown and Company (diversified investments) since 2002 and Vice President from 1985 to 2002. He became a director of Sara Lee in 1998. Mr. Crown is a director of General Dynamics Corporation and J.P. Morgan Chase & Co. He also serves as Trustee of the University of Chicago Medical Center and the University of Chicago, and is a trustee of the Aspen Institute, the Chicago Symphony Orchestra and the Museum of Science and Industry (Chicago). Age 58.

Director Qualifications

•    Leadership Experience — serves as an executive officer and director of several private and publicly traded investment, financial and manufacturing companies, and as lead independent director of General Dynamics Corporation and Sara Lee (also served as Chairman of Sara Lee from May 2010 to January 28, 2011).

•    Financial or Accounting Acumen — serves as an executive officer of a diversified investments company and on the audit committees of several publicly traded companies, and previously was employed by an investment bank.

•    Public Company Board and Corporate Governance Experience — serves as a director of other global publicly traded companies.

LAURETTE T. KOELLNER    Retired Senior Vice President of The Boeing Company (aerospace manufacturer) and President of Boeing International from April 2006 to January 2008. Ms. Koellner served as President of Connexion by Boeing from December 2004 until April 2006; Executive Vice President and Chief Human Resources and Administration Officer of Boeing from 2002 to December 2004; member of the Office of the Chairman of Boeing from March 2002 to December 2003; Senior Vice President and President of Shared Services Group of Boeing from 2000 to 2002; Vice President and Corporate Controller of Boeing from 1999 to 2000; and as Vice President and General Auditor of Boeing from 1996 to 1999. Ms. Koellner became a director of Sara Lee in January 2003. She also serves as a director of American International Group Inc. and Celestica Inc. Age 57.

Director Qualifications

•    Leadership, Operational and Global Experience — former executive officer of a global publicly traded company and president of an international subsidiary.

•    Financial or Accounting Acumen — previously served as Corporate Controller & General Auditor of a global publicly traded company, and as Vice President of Internal Audit, Corporate Controller and President of a subsidiary of a global publicly traded company; serves on the audit committee of a public company.

•    Public Company Board and Corporate Governance Experience — serves as a director of other global publicly traded companies.

CORNELIS J.A. VAN LEDE    Retired Chairman of the Board of Management and Chief Executive Officer of Akzo Nobel N.V. (manufacturer and distributor of healthcare products, coatings and chemicals) from 1994 to May 2003. Mr. van Lede joined Akzo Nobel in 1991 as a member of its Board of Management and he was appointed Vice Chairman of its Board of Management in 1992. From 1991 to 1994, Mr. van Lede served as Vice President of the Union of Industrial and Employers’ Confederations of Europe (UNICE), and from 1984 to 1991 he was Chairman of the Federation of Netherlands Industry (VNO). Mr. van Lede has been a director of Sara Lee since October 2002. He also serves as Chairman of the Supervisory Board of Heineken N.V. and as a member of the Supervisory Board of Royal Philips Electronics. He is a non-executive director of Air France-KLM Holding and Air Liquide. Mr. van Lede previously served as a non-executive director of Elsevier Group plc and as a member of the Supervisory Board of Akzo Nobel N.V. and Stork B.V. Age 68.

Director Qualifications

•    Leadership, Operational and Global Experience — former executive officer of an international manufacturing company and current director of several large branded product and service companies.

•    Financial or Accounting Acumen — served on the audit committees of several large publicly traded companies.

•    Public Company Board and Corporate Governance Experience — serves and previously served as a director of other global publicly traded companies.

DR. JOHN MCADAM    Retired Chief Executive Officer of Imperial Chemical Industries PLC (specialty chemicals) from 2003 until its acquisition by Akzo Nobel N.V. in January 2008. Dr. McAdam served as Executive Vice President of ICI Paints from 1998 to 2003 and as a member of the PLC Board from 1999 to 2007, and as Chairman and Chief Executive Officer of its Quest International business from 1997 to 1998. Prior to that, Dr. McAdam held a number of positions with Unilever Plc (consumer products) from 1974 to 1997, including senior positions within its Birds Eye Walls, Quest International and Unichema International businesses. He also has served as a senior advisor to TPG Capital LLP (private equity) since May 2008. Dr. McAdam became a director of Sara Lee in October 2008. He serves as Chairman of Rentokil Initial plc and United Utilities Group plc, as a senior independent director of J Sainsbury plc, and as a non-executive director of Rolls-Royce Group plc. Age 63.

Director Qualifications

•    Leadership, Industry and Operational Experience — former Chief Executive Officer of a global publicly traded company, and director and non-executive chairman of several other large publicly traded companies, including an international supermarket chain operator and a branded product manufacturer.

•    Global Experience — has served as an executive officer and/or director of several large international companies.

•    Public Company Board and Corporate Governance Experience — serves as a director of other global publicly traded companies and on the audit committee of several companies.

SIR IAN PROSSER    Retired Chairman of InterContinental Hotels Group PLC (hotel business). He held various offices with InterContinental Hotels Group PLC and its precursors, Six Continents PLC and Bass PLC, since 1969, including serving as Chairman from 1987 through December 2003, Chief Executive Officer from 1987 to 2000, Group Managing Director from 1984 to 1987, and Finance Director from 1978 to 1984. Sir Ian has been a director of Sara Lee since October 2004. He previously served as the non-executive Deputy Chairman of BP plc and as a non-executive director of GlaxoSmithKline plc. Sir Ian is Chairman of JKX Oil & Gas plc, the Navy, Army and Air Force Institutes and the BP Pension Trustees Limited board. Age 68.

Director Qualifications

•    Leadership, Industry, Operational and Global Experience — served as Chairman, director and executive officer of several global public companies that sell branded services and consumer beverages.

•    Financial or Accounting Acumen — qualified as a Chartered Accountant, served in finance roles in his career and served on the audit committees of several large publicly traded companies.

•    Public Company Board and Corporate Governance Experience — served as a director of other global publicly traded companies.

NORMAN R. SORENSEN    Chairman of Principal International (financial services and asset management) since March 2011 and President, International Asset Management and Accumulation of the Principal Financial Group since February 2010. He served as President and Chief Executive Officer of Principal International, Inc. from 2001—2011, and Executive Vice President of Principal Financial Group, Inc. and Executive Vice President of Principal Life Insurance Company since 2007. He previously served as Senior Vice President of Principal Financial Group, Inc. since 2001 and Senior Vice President of Principal Life Insurance Company since 1998. Prior to that Mr. Sorensen served as a senior executive of American International Group, Inc. (insurance services) from 1989 to 1997. He became a director of Sara Lee in October 2007. He serves as Chairman of the International Insurance Society. Mr. Sorensen also is a member of the Financial Services Roundtable and the Council on Foreign Relations. Age 66.

Director Qualifications

•    Leadership, Operational and Global Experience — serves as an executive officer of an international financial services and asset management company, with responsibility over international operations.

•    Financial or Accounting Acumen — executive officer of a financial services company, with oversight over asset management and financial services functions and multiple divisional chief financial officers.

•    Public Company Board and Corporate Governance Experience — serves and previously served as an executive officer of several publicly traded companies.

JEFFREY W. UBBEN    Founder, Chief Executive Officer and Chief Investment Officer of ValueAct Capital (investment partnership) since 2000. From 1995 to 2000, Mr. Ubben served as a managing partner at Blum Capital Partners (investment firm) and prior to that spent eight years at Fidelity Investments (investment firm), where he managed the Fidelity Value Fund. He became a director of Sara Lee in August 2008. Mr. Ubben also serves as a director of Gartner Group, Inc. and Misys, plc. He previously served as a director of Acxiom Corporation, Omnicare, Inc., Martha Stewart Living Omnimedia, Inc., Catalina Marketing Corporation, Per-Se Technologies, Inc. and Mentor Corporation. He serves as chairman of the national board of The Posse Foundation, is on the board of trustees of Northwestern University and is a board member of the American Conservatory Theater. Age 50.

Director Qualifications

•    Leadership and Public Company Board and Corporate Governance Experience — serves as Chief Executive Officer of an investment firm and has served as a director of other global publicly traded companies.

•    Financial or Accounting Acumen — served as Chief Investment Officer of a private equity firm for the past 10 years, and serves or has served on the audit committees of several global publicly traded companies.

JONATHAN P. WARD    Operating Partner, Kohlberg & Co. (investment firm) since July 2009. Former Chairman of the Chicago office of Lazard Ltd. (investment banking), and Managing Director, Lazard Freres & Co., LLC from November 2006 to June 2009. Mr. Ward served as Chairman and Chief Executive Officer of The ServiceMaster Company (national service company) from 2002 to 2006, and President and Chief Executive Officer of ServiceMaster from 2001 to 2002. Mr. Ward was President and Chief Operating Officer of R.R. Donnelley & Sons Company (commercial printing company) from 1997 to 2001. He became a director of Sara Lee in October 2005. Mr. Ward currently serves as a director of KAR Auction Services, Inc. and United Stationers Inc., and he previously served as director of First Horizon. Age 57.

Director Qualifications

•    Leadership and Operational Experience, Financial or Accounting Acumen — served as executive officer, including as Chief Executive Officer, of two service companies and two companies providing financial and investment services.

•    Public Company Board and Corporate Governance Experience — serves on the board and previously served as chairman of publicly traded companies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR ALL OF THE NOMINEES.

DIRECTOR COMPENSATION

Following is a description of Sara Lee’s compensation program for non-management directors in fiscal 2011. Directors who are Sara Lee employees do not receive compensation for their services as directors. The Corporate Governance, Nominating and Policy Committee regularly reviews the compensation paid to non-management directors and recommends changes to Sara Lee’s Board of Directors, as appropriate. Directors do not receive any meeting or attendance fees.

Annual Retainers

	Cash Retainer (1)	Restricted Stock Units (2)
All non-management directors	$75,000	$120,000
Additional Compensation:
Chairman of the Board (3)	$75,000	$75,000
Lead Independent Director (3)	$12,500	$12,500
Audit Committee — Chair	$10,000	$10,000
Chairs of other Committees	$5,000	$5,000
Audit Committee — members	$3,750	$3,750

(1)	A director may elect to receive shares of Sara Lee common stock or restricted stock units (RSUs) in lieu of all or a portion of his or her cash retainer.
(2)	RSUs vest one year after the date of grant but are not converted into shares of Sara Lee common stock until six months after the director leaves Sara Lee’s Board.
(3)	James S. Crown served Chairman of the Board from May 2010 through January 2011, and as Lead Independent Director before and after that time period. In calendar 2010, Mr. Crown received a pro rata retainer for serving as both Chairman of the Board and Independent Director during the year. In calendar 2011, he received a retainer for serving as Chairman of the Board, the position he held when the annual retainer was paid on January 2, 2011; he did not receive compensation for serving as Lead Independent Director in calendar 2011.

Stock Ownership Guidelines — The Board strongly believes that the directors should have a meaningful ownership interest in Sara Lee and has implemented stock ownership guidelines for Sara Lee’s directors. The ownership guidelines require directors to own a minimum of 20,000 shares of Sara Lee common stock (including RSUs) within five years after a director is first elected to the Board. All Sara Lee directors currently fulfill the stock ownership requirements, regardless of length of tenure.

Deferred Compensation Program — Under Sara Lee’s 1999 Non-Employee Director Stock Plan, directors may elect to defer all or a portion of their annual retainer into a non-qualified, unfunded deferred compensation program. At the election of the director, amounts deferred under the Director Deferred Compensation Program will earn a return equivalent to the return on an investment in (i) an interest-bearing account, earning interest based on the current cost to Sara Lee at the beginning of each plan year of issuing debt with a five-year maturity (the rate for calendar 2011 is 3.45%), or (ii) a stock equivalent account, earning a return based on our stock price and accruing dividend equivalents. Any awards of RSUs that a director elects to defer automatically are invested into the stock equivalent account. The amounts deferred, dividend equivalents and any appreciation or accrued interest are paid in cash or in shares of Sara Lee common stock, as applicable, on dates selected by the director. Sara Lee does not pay above market rates or preferential rates under its deferred compensation plans.

Fiscal 2011 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)(4)	Total ($)
Christopher B. Begley	78,750	123,758	—	202,508
Crandall C. Bowles	75,000	120,007	—	195,007
Virgis W. Colbert	75,000	120,000	12,500	207,500
James S. Crown	156,875	235,035	—	391,910
Laurette T. Koellner	85,000	130,016	11,250	226,266
Cornelis J.A. van Lede	78,750	123,758	72,655	275,163
Dr. John McAdam	75,000	120,000	—	195,000
Sir Ian Prosser	83,750	128,758	—	212,508
Norman R. Sorensen	75,000	120,000	—	195,000
Jeffrey W. Ubben	78,750	123,758	—	202,508
Jonathan P. Ward	80,000	125,017	10,000	215,017

(1)	Represents the amount of cash compensation earned by each director in fiscal 2011 for Board and committee service, including amounts Ms. Koellner elected to defer into the deferred compensation program, and amounts Ms. Bowles and Messrs. Begley, Crown and Sorensen elected to receive in shares of Sara Lee common stock or RSUs.

(2)	Represent the full grant date fair value of RSUs granted in fiscal 2011, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) using the closing market price of Sara Lee’s common stock on the date of grant. Restricted stock awards vest one year from the grant date. As described above, each non-management director receives an RSU award each year and also may elect to receive Sara Lee common stock or RSUs in lieu of all or a portion of his or her cash retainer. This column includes only the grant date fair value for non-elective RSU awards; any annual cash retainer that a director elects to receive in the form of Sara Lee common stock or RSUs is included in the “Fees Earned or Paid in Cash” column. The number of outstanding RSUs held by each non-employee director at the end of fiscal 2011 is shown below; none of the directors holds any options. RSUs vest one year after the date of grant but are not converted into shares of Sara Lee common stock until six months after the director leaves the Board.

Name	Number of Outstanding RSUs
Christopher B. Begley	47,297
Crandall C. Bowles	50,830
Virgis W. Colbert	45,754
James S. Crown	103,366
Laurette T. Koellner	59,126
Cornelis J.A. van Lede	52,566
Dr. John McAdam	31,281
Sir Ian Prosser	56,890
Norman R. Sorensen	38,573
Jeffrey W. Ubben	31,950
Jonathan P. Ward	54,314

(3)	Includes charitable contributions made by Sara Lee on behalf of Ms. Koellner ($5,000) and Mr. Colbert ($12,500) and matching contributions with respect to Ms. Koellner ($6,250) and Mr. Ward ($10,000). Each fiscal year, Sara Lee or the Sara Lee Foundation will make charitable contributions of up to $15,000 upon the request of a non-management director. These contributions include financial support for fundraising events and direct program grants. In addition, non-management directors may participate in Sara Lee’s Matching Grants Program on the same basis as Sara Lee employees. Under the Matching Grants Program, the Sara Lee Foundation matches personal contributions made to eligible nonprofit organizations up to $10,000 each calendar year. Both types of contributions are reflected in the table.

(4)	For Mr. van Lede, includes an annual retainer for serving as Chairman of the Supervisory Board of Koninklijke Douwe Egberts B.V., a Dutch subsidiary of Sara Lee. During fiscal 2011, he received an annual retainer of Euro 50,000 (approximately $72,655).

SARA LEE STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

This table includes information regarding the amount of common stock beneficially owned by Sara Lee’s named executive officers, directors and director nominees as of September 6, 2011. In general, “beneficial ownership” includes those shares an individual has the power to vote or transfer, and options that are exercisable currently or that become exercisable within 60 days. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name (1)	Shares of Common Stock	Options Currently Exercisable or Exercisable within 60 days	Restricted Stock Units and Stock Equivalents (2)	Percent of Common Stock
Christopher B. Begley	31,734	—	47,297	*
Jan Bennink	237,350	—	154,685	*
Crandall C. Bowles	10,000	—	50,830	*
Virgis W. Colbert	3,648	—	45,754	*
James S. Crown (3)	1,232,663	—	103,366	*
Christopher J. Fraleigh	173,644	473,470	112,439	*
Mark A. Garvey	96,209	13,083	54,796	*
Laurette T. Koellner	14,518	—	68,298	*
Cornelis J.A. van Lede	10,362	—	52,566	*
Dr. John McAdam	—	—	31,281	*
Frank van Oers	111,665	304,450	85,180	*
Sir Ian Prosser	9,117	—	56,890	*
Marcel H. M. Smits	28,662	—	117,559	*
Norman R. Sorensen	20,562	—	38,573	*
Jeffrey W. Ubben (4)	20,404,523	—	31,950	3.6%
Jonathan P. Ward	2,019	—	56,409	*
Directors and executive officers as a group (20 persons)	22,573,276	1,208,160	1,259,669	4.1%

*	Less than 1% of the outstanding shares of common stock.
(1)	Does not include stock ownership information for Vincent Janssen because he is no longer employed by Sara Lee and we do not have access to information regarding his stock ownership.
(2)	Includes restricted stock units (RSUs) granted under Sara Lee’s 1998 Long-Term Incentive Stock Plan, 2002 Long-Term Incentive Stock Plan and 1999 Non-Employee Director Stock Plan, and stock equivalent balances held under Sara Lee’s Director Deferred Compensation Plan. Does not include performance stock units (PSUs) granted to Sara Lee executive officers under Sara Lee’s 1998 Long-Term Incentive Stock Plan or 2002 Long-Term Incentive Stock Plan because PSUs vest only if and to the extent predetermined performance goals are achieved. RSUs, PSUs and stock equivalents do not have voting rights, but are credited with dividend equivalents. For executive officers, RSUs vest and are converted into shares of common stock as the vesting period lapses, and PSUs vest and are converted into shares of common stock if and to the extent that specific performance goals are achieved. For directors, RSUs vest one year after the grant date but are not converted into shares of Sara Lee common stock until six months after the director leaves the Board.
(3)	Includes 1,010,000 shares held by family partnerships in which an entity controlled by Mr. Crown is a partner or trusts in which Mr. Crown serves as trustee, of which 930,000 shares are pledged by the partnerships as collateral for a bank loan. Also includes 32,500 shares held by Mr. Crown’s spouse. Mr. Crown disclaims beneficial ownership of these 1,042,500 shares, except to the extent of his pecuniary interest therein.
(4)	Includes 20,404,523 shares of common stock beneficially owned by ValueAct Capital Master Fund, L.P., as to which Mr. Ubben may be deemed a beneficial owner. Also includes 31,950 RSUs awarded to Mr. Ubben for his services as a director of Sara Lee, which he has contractually agreed to hold for the benefit of ValueAct Capital Master Fund, L.P. Mr. Ubben disclaims beneficial ownership of these shares and RSUs except to the extent of his pecuniary interest therein.

SARA LEE STOCK OWNERSHIP

BY CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding each person who, we believe, beneficially owned more than 5% of Sara Lee’s outstanding common stock as of September 6, 2011. There are no arrangements known to Sara Lee that may result in a change in control of Sara Lee upon the occurrence of some future event.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Approximate Percentage of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	40,409,733	(1)	6.32%

Harris Associates L.P. Two North LaSalle Street, Suite 500 Chicago, IL 60602	34,164,883	(2)	5.34%

(1)	Based solely upon information as of December 31, 2010, contained in an amendment to the Schedule 13G filed with the SEC on February 8, 2011. The Schedule 13G amendment states that BlackRock, Inc. has sole voting and dispositive power over 40,409,733 shares of Sara Lee common stock.
(2)	Based solely upon information as of December 31, 2010, contained in a Schedule 13G filed with the SEC on February 8, 2011. The Schedule 13G states that Harris Associates L.P. and its general partner, Harris Associates Inc., have sole voting and dispositive power over 34,164,883 shares of Sara Lee common stock.

EXECUTIVE COMPENSATION

EXECUTIVE SUMMARY

Our business results for fiscal 2011, as discussed in the section entitled “Financial Review” in our annual report, along with our compensation objectives, are the starting point for how the Compensation and Employee Benefits Committee of the Board of Directors (the “Compensation Committee”) ultimately decided to compensate:

•	Marcel H.M. Smits, our Chief Executive Officer;

•	Mark A. Garvey, our Chief Financial Officer;

•	Jan Bennink, our Executive Chairman;

•	Christopher J. (C.J.) Fraleigh, our Executive Vice President; Chief Executive Officer, North America; and

•	Frank van Oers, our Executive Vice President; Chief Executive Officer, International Beverage and Bakery.

We generally refer to these individuals in this proxy statement as the “named executive officers.” References to the named executive officers in the “Compensation Discussion and Analysis” section exclude Vincent Janssen, our former Executive Vice President and Chief Executive Officer, Household & Body Care, unless otherwise noted.

Our financial results for fiscal 2011 formed the basis of our executive compensation program. However, as discussed below, the fiscal 2011 compensation for two of the named executive officers – Jan Bennink and Vincent Janssen – were based on factors in addition to or in lieu of our fiscal 2011 business results.

Jan Bennink, our Executive Chairman, was appointed in January 2011 in connection with the Board of Directors’ decision in principle to split Sara Lee into two independent, publicly-traded companies through the tax-free spin-off of Sara Lee’s International Beverage business (the “Spin-Off”). One of Mr. Bennink’s primary responsibilities is to lead the successful implementation of the Spin-Off and ensure both companies are well positioned as independent public companies. As a result, 50% of his target incentive opportunity under Sara Lee’s fiscal 2011 annual incentive plan was based on his achievement of predetermined goals relating to the Spin-Off.

Vincent Janssen served as Executive Vice President and Chief Executive Officer, Household & Body Care until December 2010. Compensation paid to him in fiscal 2011 was determined by the terms of his Special Management Compensation Program with Sara Lee, which was signed in connection with Sara Lee’s divestiture of the Household & Body Care business and was intended to ensure a successful divestiture and smooth transition of leadership. As a result, Mr. Janssen’s fiscal 2011 compensation differs from the compensation paid to the other named executive officers as described in the “Compensation Discussion and Analysis” section. The terms of his Special Management Compensation Program are described on page 44 of this proxy statement.

After the end of fiscal 2011, Sara Lee made several changes in its senior management in anticipation of the Spin-Off. On August 30, 2011, Sara Lee announced that Frank van Oers’ employment with Sara Lee will terminate in calendar 2012 and Michiel Herkemij was appointed as his successor, effective December 1, 2011. The terms of Mr. van Oers’ Settlement Agreement are described on page 44 of this proxy statement. Additionally, on September 9, 2011 Christopher J. Fraleigh resigned from Sara Lee to pursue other opportunities. Sara Lee has commenced a search for Mr. Fraleigh’s successor and, in the interim, Sara Lee’s Chief Executive Officer, Marcel Smits, will also assume responsibilities for leading the North American business. The terms of Mr. Fraleigh’s separation have not been finalized as of the date of this proxy statement.

Our Executive Compensation Objectives

Our executive compensation program is based upon achieving the following objectives:

•	aligning the compensation of our executive officers with the long-term interests of our stockholders;

•	providing a total compensation opportunity that allows us to attract and retain talented executive officers, and motivate them to achieve exceptional business results; and

•

ensuring that our executive officers’ total compensation opportunities are competitive in comparison with our peers, that our incentive compensation is performance-based, and that our programs are consistent with high standards of corporate governance and evolving best practices within our industry.

To achieve this, our executive compensation objectives are an integral part of our “pay-for-performance” culture that includes our Performance Management Process, which is a top-down process of cascading and aligning our business goals throughout the organization and measuring progress against the completion of those goals. We believe in the transparency of our compensation practices so that both our employees and stockholders understand these programs and how the programs can affect business results.

Fiscal 2011 Business Review and Impact on Executive Compensation

Fiscal 2011 marked a year of significant change for Sara Lee, both in terms of senior leadership and in the future direction of the company and its portfolio of businesses:

•

In August 2010, the Board of Directors announced that Sara Lee’s former Chairman and Chief Executive Officer had permanently stepped down from her positions, after being on medical leave since May 2010, and that the Board had initiated a process to select a new chief executive officer.

•	In November 2010, Sara Lee signed an agreement to sell its North American Fresh Bakery business, which is expected to close in fiscal 2012.

•

On January 28, 2011, Sara Lee announced that its Board of Directors agreed in principle to proceed with the Spin-Off. In conjunction with the proposed Spin-Off, the Board also announced its intent to declare a $3.00 per share one-time special cash dividend on the company’s common stock, the majority of which will be funded with proceeds from the sale of the North American Fresh Bakery business. The Spin-Off is subject to final approval by the Board of Directors, other customary approvals and Sara Lee’s receipt of an IRS tax ruling and is expected to be completed in the first half of calendar year 2012.

•

Also on January 28, 2011, Jan Bennink was appointed Sara Lee’s Executive Chairman with the primary responsibility of ensuring successful completion of the Spin-Off. Marcel Smits was appointed Chief Executive Officer, with primary responsibilities for the day-to-day operation of the business and execution of the company’s annual operating plan and long-range plan and Mark Garvey was appointed Chief Financial Officer.

•

During fiscal 2011, Sara Lee made substantial progress toward completing the divestiture of its Household and Body Care businesses, a process it began in fiscal 2010, and implementing other strategic divestitures and acquisitions to position each company for success after the Spin-Off.

Despite these significant changes, Sara Lee continued its focus on strengthening the business and improving profitability. In fiscal 2011, net sales grew 4% while operating income and diluted earnings per share decreased due to, among other factors, unprecedented commodity cost increases, decline in operating results from several businesses, costs related to the restructuring (i.e., stranded costs after divestitures, transaction fees and exit costs) and debt refinancing costs. To offset these costs, Sara Lee reduced ongoing corporate expenses by nearly $100 million in fiscal 2011 compared to the prior year.

Overall, we believe our continuing businesses performed well in spite of the significant changes implemented during the year and the unprecedented commodity cost increases. Our North American Retail business successfully launched new products under the Jimmy Dean, Hillshire Farm and Ball Park brands; North American Foodservice had a second straight quarter of strong top-line growth; and International Beverage successfully launched its L’OR EspressO and Senseo products in new countries. For more information about our fiscal 2011 business results, see the section of our annual report entitled “Financial Review.”

At the beginning of fiscal 2011, the Compensation Committee established a total direct compensation opportunity for each of our senior executive officers, including the named executive officers other than Mr. Bennink. Total direct compensation opportunity consists of base salary, a target annual incentive award opportunity, and a target long-term incentive award. The Compensation Committee modified the total direct compensation opportunity for Messrs. Smits and Garvey in January 2011 when they were appointed Chief Executive Officer and Chief Financial Officer, respectively. Consistent with the financial performance measures that are important to Sara Lee’s investors, our annual incentive opportunity is based on achievement of growth in adjusted operating income, adjusted net sales and average working capital targets. Furthermore, we seek to more closely align the interests of our senior executive officers with our stockholders through the use of stock options, restricted stock units and performance share units, the latter of which are based on achievement of relative total stockholder return rates (for the fiscal 2009-2011 plan) or cumulative operating income results (for the fiscal 2010-2012 and fiscal 2011-2013 plans).

Our CEO’s Fiscal 2011 Compensation Opportunity

In fiscal 2011, Mr. Smits received:

•

A target annual incentive opportunity of $1.2 million, with actual payout dependent upon Sara Lee’s adjusted operating income (55%), adjusted net sales (25%) and average working capital (20%). The target annual incentive opportunity, which represented 150% of his base salary from July 2010 – January 2011 and 175% of his base salary from February – June 2011, was determined by the Compensation Committee based on its review of peer group data and after consultation with its independent compensation consultant.

•

Long-term incentive awards with a total target value of $4.0 million in stock options (25%), restricted stock units (25%), and performance share units (50%) in August 2010, while Mr. Smits was serving as Interim Chief Executive Officer, and in January 2011 in connection with his full appointment. The performance share units (“PSUs”) are payable only if Sara Lee achieves the three-year cumulative operating income target as set in our strategic plan. At the end of the fiscal 2011-2013 performance period any earned PSUs are settled in shares of our common stock.

In addition, at its August 2010 meeting, the Board of Directors approved a one-time grant of unrestricted common stock to five executive officers in recognition of additional responsibilities they assumed since the unexpected departure of Sara Lee’s former Chief Executive Officer in May 2010. Mr. Smits received 13,662 shares as part of that grant.

Additional details about Mr. Smits’ compensation follow under “Compensation Discussion and Analysis.”

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program

The Components of Our Executive Compensation Program

The principal components of our executive compensation program and the purpose of each component are presented in the table below, along with our target competitive position for each component. Our objective is to align all target positions to the median value of our peer group, which represents the companies against which we compete for executive talent. We measure our program’s competitiveness both by individual benchmark positions as well as by salary grades, which are composed of many positions that we consider to have similar responsibilities.

Compensation Component	Target Competitive Position (in aggregate for all positions)	Purpose
Base salary	Equal to the peer group median.	Fixed component of pay intended to compensate an executive officer fairly for the responsibility level of the position held.
Annual incentive awards	Target opportunities are set in relationship to the peer group median; actual payouts may exceed or be less than target based upon actual corporate and, if applicable, business segment performance.	Variable component of pay intended to motivate and reward an executive officer’s contribution to achieving our short-term/annual objectives.
Long-term incentives	Target opportunities are set in relationship to the peer group median; actual payouts may exceed or be less than market median based upon our stock price and financial performance.	Variable component of pay intended to motivate and reward an executive officer’s contribution to achieving our long-term objectives.
Retirement and other benefits	Equal to the peer group median.	Fixed component of pay intended to protect against catastrophic expenses (healthcare, disability, and life insurance) and provide retirement savings opportunity (pension and 401(k) plans).
Perquisites	Less than or equal to the peer group median.	Fixed component of pay intended to help us in attracting and retaining executive talent.
Post-termination compensation (severance and change in control)	Equal to the peer group median.	Fixed component of pay intended to provide temporary income following an executive officer’s involuntary termination of employment and, in the case of a change in control, to also help provide continuity of management through the transaction.

How We Position Executive Pay

One of the key objectives of our executive compensation program is to ensure that the total compensation package for our executive officers is competitive with the companies against which we compete for executive talent. In fiscal 2011, our peer group consisted of the following 18 companies:

Campbell Soup Company	The Hershey Company
The Clorox Company	Hormel Foods Corporation
Colgate-Palmolive Company	Kellogg Company
ConAgra Foods Inc.	Kimberly-Clark Corporation
Dean Foods Company	Ralcorp Holdings Inc.
Del Monte Foods	Smithfield Foods, Inc.
Dr. Pepper Snapple Group, Inc.	The J.M. Smucker Company
General Mills, Inc.	Tyson Foods, Inc.
H.J. Heinz Company

The fiscal 2011 peer group, which was reviewed and approved by our Compensation Committee, reflects the addition of Dean Foods Company, Del Monte Foods, Dr. Pepper Snapple Group, Inc., Ralcorp Holdings Inc, Smithfield Foods, Inc. and The J.M. Smucker Company as a result of having a similar Global Industry Classification Standard (GICS) and being based in the United States. The Coca-Cola Company, Kraft Foods, Inc., PepsiCo. Inc. and The Proctor & Gamble Co. were eliminated due to their revenues being significantly higher than Sara Lee. Group Danone, Nestle S.A. and Unilever N.V. were also eliminated because they are non-U.S. based companies.

We rely on various sources of compensation and benefits survey data for ascertaining the competitive market for the named executive officers. We use survey data of our peer group and other similar industry profiles developed by national compensation consulting firms, such as Hewitt Associates LLC, Mercer, Towers Watson HR Services and the Hay Group. We have a high confidence level in the accuracy and confidentiality standards applied to the data produced in these surveys by these organizations. When analyzing compensation data, statistical techniques such as regression analysis are typically used to adjust the data for differences in company size. During this process, we measure target and actual pay levels within each compensation component and in the aggregate. We also review the mix of our compensation components with respect to fixed versus variable, short-term versus long-term, and cash versus equity-based pay. This information is presented annually to the Compensation Committee for its review.

How We Set the Compensation Mix

Each year, the Compensation Committee conducts a review of the relative mix of our compensation components to those of our compensation peer group. Specifically, we review the total direct compensation opportunity (that is, the sum of base salary, target annual incentive award opportunity and target long-term incentive award opportunity) in the following categories:

•	fixed versus variable;

•	short-term versus long-term; and

•	cash versus equity-based.

The Compensation Committee’s goal with respect to each of these categories is to allocate total direct compensation in a manner that is market competitive with our peer group because the peer group represents the companies against which we compete for executive talent. The Compensation Committee also believes that the allocations that result from this approach are effective in motivating our executive officers to maximize stockholder value. The allocations that the Compensation Committee applied with respect to fiscal 2011 are as follows:

Compensation Allocation for Total Target Direct Compensation
			Marcel Smits	Jan Bennink	Other Named Executive Officers
Fixed (Salary)	/	Variable (Annual + Long-Term Incentive Value)	14% / 86%	12% / 88%	23% - 26% / 74% - 77%
Short-Term (Salary + Annual Incentive Value)	/	Long-Term (Long-Term Incentive Value)	36% / 64%	34% / 66%	53% - 60% / 40% - 47%
Cash (Salary + Annual Incentive Value)	/	Equity-Based (Long-Term Incentive Value)	36% / 64%	34% / 66%	53% - 60% / 40% - 47%

The differences between the mix of compensation components for Mr. Smits, our CEO, as compared to the compensation components for the other named executive officers are generally comparable to the mix of our peer group. The mix of compensation components for Mr. Bennink, our Executive Chairman, is intended to motivate him to successfully complete the Spin-Off within the desired time frame and reward him for achievement of that goal.

Direct Compensation Components

Base Salary

Base salary is the only fixed component of our executive officers’ total direct compensation. We target base salary to equal the median salary of our peer group. An executive officer’s base salary is based on the individual’s level of responsibility, experience, reference to a specific salary grade, performance and the company’s annual budget for merit increases. The company’s merit increase budget for fiscal year 2011 was 3%.

Annual Incentive Compensation

Our annual incentive award program is designed to motivate and reward executive officers for achieving short-term financial objectives. The program is composed of two inter-related plans: the Performance-Based Incentive Plan (the “PBIP”), which is a stockholder-approved plan providing an overall limit on annual incentive payments for the named executive officers, and the Annual Incentive Plan (the “AIP”), which is a Board-approved and Compensation Committee-administered plan for determining actual incentive awards each year for hundreds of employees, including the named executive officers. The current PBIP design is intended to provide annual incentive awards that qualify as “performance-based compensation” and, therefore, are tax-deductible without regard to the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code. The AIP provides participants, including the named executive officers, with annual cash incentive award opportunities for the achievement of goals that are set within the first 90 days of each fiscal year. The AIP provides target payout opportunities that are expressed as a percentage of a participant’s fiscal year base salary. Payout opportunities increase with the participants’ salary grade level, which is consistent with our compensation philosophy of increasing the level of pay at risk for higher level positions. For participants in the PBIP, the Compensation Committee applies negative discretion factors to reduce the maximum annual award under the PBIP (with the PBIP maximum being defined with reference to a percentage of “Adjusted Operating Income,” as defined in the PBIP).

Mr. Smits’ target annual incentive award opportunity for fiscal 2011 under the AIP was 150% of his base salary as of the beginning of the fiscal year and 175% of his base salary effective February 2011, with payout multiples ranging from 0% to 150% of these target opportunities. The target annual incentive award opportunities were set based upon the Compensation Committee’s review of data from our peer group and the advice of its independent compensation consultant. The AIP target award opportunities for the other named executive officers, other than Mr. Bennink, are less than or equal to Mr. Smits’ (that is, between 124% and 175% of base salary) and also were based upon a review of competitive market data and input from Mr. Smits. The target opportunities were then reviewed and approved by the Compensation Committee and, for fiscal 2011, were unchanged from the prior year, with two exceptions. Mr. Garvey’s target annual incentive award opportunity was set at 130%, based on data from our peer group, when he was appointed our Chief Financial Officer. Mr. Bennink’s target annual incentive award opportunity was set at 175%, which is more closely aligned to our CEO’s opportunity and were set in recognition of his strategic goals.

Corporate Performance Objectives

The Compensation Committee approved the team-based performance objectives for the AIP with a focus on motivating participating employees to achieve Sara Lee’s fiscal 2011 financial goals. The AIP performance measures, which apply to all of the named executive officers, and their approximate weighting within the plan, were as follows:

Performance Measure	FY11 Approximate Weighting of Performance Measures
Adjusted Operating Income	55%
Adjusted Net Sales	25%
Average Working Capital	20%

The financial performance goals for those participants who are in corporate staff positions are based upon consolidated Sara Lee results. In the case of the named executive officers, this applied to Messrs. Smits and Garvey. The performance goals of participants who are directly responsible for a specific business segment were based primarily (75%) upon that business segment’s financial results, as well as partially (25%) on consolidated Sara Lee results. In the case of the named executive officers, this applied to Messrs. Fraleigh and van Oers. Mr. Bennink’s financial performance goals are based upon consolidated Sara Lee results (50%), with a guaranteed payout at target for fiscal 2011, and achievement of predetermined individual goals relating to the Spin-Off (50%). He was provided a guaranteed payout for fiscal 2011 at “target” because he joined Sara Lee more than half way through fiscal 2011.

The Compensation Committee is actively engaged in establishing the specific target performance level for each performance measure. Typically, a performance measure’s target performance level is the same as the target performance level contained in our annual operating plan. The annual operating plan is developed by management and presented by the Chief Executive Officer and Chief Financial Officer to the Board of Directors for its review and approval. The threshold performance level, at which no payout is warranted, is typically set at the prior fiscal year’s actual results, depending on the particular performance measure. The Compensation Committee expects the named executive officers to achieve, and hopefully exceed, the target level of performance. The maximum level of performance for each of the financial performance measures, however, is set at a high level of performance that will require significant effort to achieve.

The financial performance goals and results used in the AIP are non-GAAP financial measures which are reported results as adjusted to exclude significant items and select other charges and gains. Significant items are material items that are not indicative of our core operating results and that are quantified and identified in our financial reports. In addition to significant items, the Compensation Committee may make other adjustments to prevent undue and/or unintended gain or loss. For fiscal 2011, the significant items included in the adjustment of relevant financial data for purposes of measuring performance included the following: changes in foreign currency exchange rates; charges for exit activities; transformation program and Project Accelerate costs; impairment charges; pension partial withdrawal liability charges; benefit plan curtailment gains (losses); debt extinguishment costs; Spin-Off related costs; tax charge on deemed repatriated earnings; tax costs and benefits resulting from the disposition of a business; impact of tax law changes; gains on the sale of discontinued operations; changes in tax valuation allowances; and favorable or unfavorable resolution of open tax matters based on the finalization of tax authority examinations or the expiration of statutes of limitations. Adjusted Operating Income and Adjusted Net Sales, significant items for the fiscal year and other components of the AIP calculation are disclosed in our quarterly earnings press releases and filings with the SEC. The Average Working Capital performance measure, which is the different between liabilities and assets as adjusted for sales increases and commodity cost changes, rewards achievement of reductions in average working capital during the year. Prior to approving award payments, the Compensation Committee reviews and approves a report from the Chief Financial Officer reconciling the corporate financial performance used to determine actual AIP payments with our financial results prepared in accordance with generally accepted accounting principles as reported on the face of Sara Lee’s audited annual income statements.

Fiscal 2011 Decisions and Analysis

Following the end of fiscal 2011, the Compensation Committee evaluated our financial performance against the pre-established performance objectives and determined that we achieved two of the three performance goals set forth in our annual operating plan, as illustrated in the table set forth below.

Fiscal 2011 Annual Incentive Plan Corporate Performance Results

Performance Measure (in millions)	Threshold	Target	Maximum	Fiscal 2011 Actual
Adjusted Operating Income	$947	$1,063	$1,169	$888
Adjusted Net Sales	$10,461	$11,012	$11,563	$11,033
Average Working Capital	$614	$558	$502	$502

For fiscal 2011, the average percentage earned under the AIP for the named executive officers was 55% of the target payout opportunity and, for fiscal 2010 and 2009 the average payout levels were 126% and 99%, respectively, of the target payout opportunity. The table below shows the award opportunities under the AIP and the fiscal 2011 actual payouts for all of the named executive officers:

Named Executive Officer	Annual Incentive Plan Target As % of Salary	Annual Incentive Plan Target ($)	Annual Incentive Plan Maximum As % of Salary	Annual Incentive Plan Maximum ($)	FY11 Annual Incentive Award As % of Target	FY11 Annual Incentive Award ($)
Marcel Smits (1)	160%	$1,188,416	240%	$1,782,624	55%	$659,218
Mark A. Garvey (2)	124%	$489,893	186%	$734,840	55%	$271,745
Jan Bennink (3)	175%	$729,167	263%	$1,093,750	125%	$911,458
Christopher J. Fraleigh	145%	$861,445	218%	$1,292,168	52%	$445,239
Frank van Oers	130%	$728,140	195%	$1,092,210	65%	$476,439
Vincent Janssen (4)	130%	$360,109	195%	$599,128	148%	$531,452

(1)	Mr. Smits was appointed our Chief Executive Officer on January 28, 2011. The fiscal 2011 AIP award opportunity and actual payout were based on a target bonus of 150% for seven months as Chief Financial Officer/Interim Chief Executive Officer and a target bonus of 175% for five months as Chief Executive Officer.

(2)	Mr. Garvey was appointed our Chief Financial Officer on January 28, 2011. His fiscal 2011 AIP award opportunity and actual payout were based on a target bonus of 120% for seven months as Corporate Controller/Interim Chief Financial Officer and a target bonus of 130% for five months as Chief Financial Officer.
(3)	Mr. Bennink was hired as our Executive Chairman effective January 28, 2011. His fiscal 2011 AIP award opportunity and actual payout were based on approximately five months of base salary, only.
(4)	Mr. Janssen terminated with Sara Lee effective December 31, 2010. His fiscal 2011 AIP award opportunity and actual payout were based on six month of base salary, only.

The incentive award payouts for the named executive officers, other than Mr. Bennink, were determined based on the actual achievement of the adjusted operating income, adjusted net sales, and average working capital targets, as illustrated below.

Named Executive Officers	Performance Measures	Adjusted Operating Income	Adjusted Net Sales	Average Working Capital
Marcel H.M. Smits	Corporate	0%	102%	150%
Mark A. Garvey	Corporate	0%	102%	150%
Jan Bennink (1)	Corporate	N/A	N/A	N/A
Christopher J. Fraleigh	North American Retail and Foodservice (75% weight)	0%	68%	150%
	Corporate (25% weight)	0%	102%	150%
Frank van Oers	International Beverage and Bakery (75% weight)	0%	114%	150%
	Corporate (25% weight)	0%	102%	150%
Vincent Janssen (2)	Household & Body Care (100% weight)	150%	138%	150%

(1)	Mr. Bennink’s performance objectives under the AIP differ from the other named executive officers: 50% of his eligible incentive opportunity under the AIP is based on Sara Lee’s achievement of the same corporate financial measures applicable to the other named executive officers (with a guaranteed target payout for fiscal 2011) and 50% is based on his achievement of predetermined individual goals relating to the Spin-Off. As a result, Mr. Bennink’s incentive award payout for fiscal 2011 was determined based on the target achievement of the corporate financial measures (100%) and achievement of his predetermined goals relating to the Spin-Off (150%).
(2)	Mr. Janssen’s payout was pro-rated to reflect that his employment terminated in December 2010.

Long-Term Incentive Compensation

Our long-term incentive compensation award program is designed to motivate and retain talented executive officers and reward them for achieving long-term financial results that are aligned with our stockholders’ interests. These long-term incentives are equity-based and are provided under stockholder-approved plans, which permit the use of a number of different types of equity-based awards, including stock options, stock appreciation rights, restricted stock, restricted stock units and performance shares or units.

As a part of our competitive positioning process, we determine a market competitive, long-term incentive value guideline for each executive officer’s salary grade based on compensation data of our peer group and other general industry surveys. These grant value guidelines are developed by management and presented to the Compensation Committee for its review and approval. Specific awards are then made to our executive officers based on the Chief Executive Officer’s recommendations taking into account the grant value guidelines and each officer’s individual performance, potential for advancement, and importance to Sara Lee’s long-term success.

Our Fiscal 2011 – 2013 Award Program

In August 2010, the Compensation Committee modified the mix of equity-based award types that comprise the long-term incentive award program to provide greater alignment with stockholders’ interests through an increased emphasis on performance-based equity vehicles. The Committee approved a shift toward more performance-based equity awards when it changed the equity components from a mix of 25% PSUs and 50% time-based restricted stock units (“RSUs”) to a new mix of 50% PSUs and 25% RSUs. The design continues to focus on the achievement of Sara Lee’s long-range operating income targets, while maintaining the retention value of the long-term incentive program. For the fiscal 2011-2013 program, named executive officers and approximately 55 other executives received 50% of their long-term incentive value in PSUs, 25% in stock options, and 25% in RSUs, except in select cases where a different allocation of award types was deemed advisable based upon the circumstances of a particular executive. Each of the named executive officers, except Messrs. Bennink and Janssen, received the award allocation as set forth above for fiscal 2011. In January 2011, Mr. Bennink received 50% of his long-term incentive value in stock options and 50% in RSUs, which reflects his role in overseeing the Spin-Off rather than operating the business. Mr. Janssen received only RSUs, which reflected his planned termination with Sara Lee.

Under the program, the PSUs will be earned only if Sara Lee achieves a pre-determined cumulative adjusted operating income target by the end of fiscal 2013. Payouts will range from 0% to 150% of the target PSUs granted, based on the following grid:

	Threshold (1)	Target	Maximum
Performance % of Target	90% of Target	100%	110% of Target
Payout % of PSUs Granted (2)	25%	100%	150%

(1)	Results below Threshold result in a zero payout
(2)	Payouts between levels are determined by straight-line interpolation

The exercise price of the stock options granted on August 26, 2010 was $14.64, which was the closing market price of our common stock on the August 26, 2010 grant date. The number of RSUs, stock options and PSUs granted was based on the $14.64 closing market price of our common stock on the grant date and a Black-Scholes option value of 21.62% of the grant price. The stock options were non-qualified stock options with a ten-year term, and both the stock options and RSUs will cliff vest 100% on August 31, 2013.

The exercise price of the stock options granted on January 31, 2011 was $16.97, which was the closing market price of our common stock on the January 31, 2011 grant date. The number of RSUs and stock options granted was based on the $16.97 closing market price of our common stock on the grant date and a Black-Scholes option value of 24.65% of the grant price. The stock options were non-qualified stock options with a ten-year term and both the stock options and RSUs will cliff vest 100% on August 31, 2013.

The Compensation Committee also modified the terms and conditions of the awards for fiscal 2011-2013 related to severance. Previously, outstanding equity awards continued to vest through the severance period. Beginning in fiscal 2011, awards held by executives who receive severance vest on a pro-rated basis as of the executive’s termination date to reward their active service, but do not continue vesting through the severance period.

Our Outstanding Fiscal 2010 – 2012 and Fiscal 2009 – 2011 Award Programs

Fiscal 2010 – 2012 Award Program

For the fiscal 2010-2012 program, named executive officers and approximately 80 other executives received 50% of their long-term incentive value in RSUs, 25% in stock options, and 25% in PSUs, except where a different allocation of award types was deemed advisable based upon the circumstances of a particular executive. Each of the named executive officers, except Mr. Janssen, received this standard award allocation. Mr. Janssen received 100% of his long-term incentive value in RSUs to reflect his planned termination with Sara Lee.

Under the fiscal 2010-2012 program, the PSUs will be earned only if Sara Lee achieves a pre-determined cumulative adjusted operating income target by the end of fiscal 2012. Payouts will range from 0% to 150% of the target PSUs granted, based on the following grid:

	Threshold (1)	Target	Maximum
Performance % of Target	90% of Target	100%	110% of Target
Payout % of PSUs Granted (2)	25%	100%	150%

(1)	Results below Threshold result in a zero payout
(2)	Payouts between levels are determined by straight-line interpolation

There is no opportunity for an interim earn out up to one-third of the target number of PSUs at the end of each of the first two fiscal years within the three-year performance period; instead, the award will be earned or forfeited at the end of and based on the three-year cumulative period.

The exercise price of the stock options granted in August 2009 was $9.79, which was the closing market price of our common stock on the August 27, 2009 grant date. The number of RSUs, stock options, and PSUs granted was based on the $9.79 closing market price of our common stock on the grant date. The stock options were non-qualified options with a ten-year term, and both the stock options and RSUs will cliff vest 100% on August 31, 2012.

The exercise price of the stock options granted in January 2010 was $12.17, which was the closing market price of our common stock on the January 28, 2010 grant date. The number of RSUs, stock options, and PSUs granted was based on the $12.17 closing market price of our common stock on the grant date. The stock options were non-qualified options with a ten-year term and both the stock options and RSUs will vest 100% on August 31, 2012.

Fiscal 2009 – 2011 Award Program

Our long-term incentive award program for fiscal 2009 – 2011 consisted of stock options and PSUs that were granted to nine executives with 25% of the target long-term incentive award value granted in stock options and the remaining 75% in PSUs. The Compensation Committee selected this design for the long-term incentive award programs to further increase the program’s performance-based nature and align it with stockholders’ interests in increased total stockholder returns relative to other companies in our industry.

Under the program, the PSUs were earned only if Sara Lee achieves certain specified levels of total stockholder return (“TSR”) (that is, stock price appreciation plus reinvested dividends) relative to a group of peer companies, over a three-year performance period. The peer group for measuring Sara Lee’s relative TSR are the same companies identified as the “S&P Peer Composite” line in Sara Lee’s total stockholder return performance graph contained in our 2008 annual report, which is a weighted composite of the companies included in the S&P Packaged Foods & Meats Index and the S&P Household Products (Non-Durables) Index in June 2008. Depending upon our relative TSR, payouts ranged from 0% to 200% of the number of PSUs granted.

The program provided our executive officers with the opportunity to earn up to one-third of the target number of PSUs at the end of each of the first two fiscal years within the three-year performance period, based upon Sara Lee’s TSR at those annual, interim measurement dates. Any PSUs that were earned on an interim basis, based upon TSR results for the first and/or second year in the three-year performance cycle, would not be distributed until the end of the three-year performance period. PSUs earned would then be converted into shares of our common stock and distributed to our executive officers net of taxes.

Fiscal 2011 Decisions and Analysis

At the end of fiscal 2011, the Compensation Committee evaluated Sara Lee’s TSR results under the fiscal 2009-2011 long-term incentive program for the three-year cumulative period ending with fiscal 2011 relative to its rank among the long-term incentive peer group and determined that 160% of the PSUs granted were earned under this program. On August 31, 2010, one-third of the PSUs granted were earned and converted to service-based RSUs. On August 31, 2011, the service-based RSUs and remaining PSUs were converted to common stock and vested in full for the executives who remained employed through the end of the performance period. As a result, Mr. Fraleigh received 118,874 shares of Sara Lee common stock and Mr. van Oers received 108,461 shares. None of the other named executive officers participated in the fiscal 2009 – 2011 long-term incentive award program.

Peer Company	Relative Total Stockholder Return from 6/27/08 to 7/2/11
25th Percentile	20.42%
Average	32.67%
Median	26.55%
75th Percentile	43.83%
Sara Lee Corporation	62.35%
Percentile Rank	81.20%

Our Fiscal 2012 – 2014 Award Program

In August 2011, the Compensation Committee modified the mix of equity-based awards that comprise the long-term incentive program for fiscal 2012 – 2014. The modifications approved by the Compensation Committee reflect several key factors and objectives: increase the weight of performance-based equity awards, motivate strong financial performance over a three-year performance cycle, the expectation that the Spin-Off will be completed towards the end of the first year of the three-year performance cycle, and the recognition that participants can be classified into three distinct groups based on their post-Spin-Off employment status – future employees of the spun-off company, future employees of the remaining Sara Lee business and employees who will be terminated as a result of the Spin-Off. Based on these factors and objectives, key elements of the fiscal 2012 – 2014 program include the following:

•	award grants to senior management (including the named executive officers) will be comprised of only PSUs or PSUs and stock options;

•

the PSUs will vest to the extent the three-year performance measures are achieved; however grants to employees who will be terminated as a result of the Spin-Off will have a one-year performance cycle;

•

for PSUs, the performance measure for the first year will be based on financial results of the consolidated Sara Lee and performance measures for the remaining two years will be based on results of each respective independent company; and

•

fiscal 2012 – 2014 award grants held by future employees of the spun-off company and future employees of the remaining Sara Lee business will not vest on an accelerated basis upon completion of the Spin-Off.

Final details of the fiscal 2012 – 2014 program have not yet been approved by the Compensation Committee. As a result, the annual grant date has been delayed until October 2011.

Stock Grant in Fiscal 2011

At its August 2010 meeting, the Board of Directors approved a one-time grant of unrestricted common stock to five executive officers in recognition of additional responsibilities they assumed since the departure of our former Chairman and Chief Executive Officer in May 2010. The following named executive officers received the number of shares indicated after their names: Mr. Smits (13,662 shares), Mr. Fraleigh (13,662 shares) and Mr. Garvey (13,662 shares).

Severance and Change in Control Arrangements

Our Severance Plans for Corporate Officers provide benefits in the event an executive officer is involuntarily separated from Sara Lee. Benefits under the Severance Plans are a function of the individual’s level and service with a maximum severance period of 24 months. These programs are provided as a temporary source of income following an officer’s involuntary termination of employment (without cause) and, in the case of a change in control of Sara Lee, to also help provide continuity of management through the transaction. We periodically compare the program provisions against our peer group to review its market competitiveness. Based on the most recent analysis, we believe the severance provisions contained in our Severance Plans for Corporate Officers are appropriate.

The Board of Directors has adopted a policy requiring stockholder approval prior to entering into any severance arrangement with an executive officer that would provide severance benefits in an amount exceeding 2.99 times the individual’s base salary and target bonus.

On August 30, 2011, Sara Lee signed a Settlement Agreement with Frank van Oers, who will be leaving Sara Lee’s employ in calendar 2012. The terms of his Settlement Agreement are described on page 44 of this proxy statement.

The Change in Control Plan contained in the Severance Plans for Corporate Officers provides that the maximum severance payment to the top tier of executive officers covered by the plan is two and one-half times an affected executive officer’s base salary plus target annual incentive opportunity. This plan has a “double trigger” requirement for severance and for the accelerated vesting of equity awards, meaning that before accelerated vesting occurs, both a change in control of Sara Lee must occur and the executive officer’s employment also must be terminated. Sara Lee does not provide excise tax reimbursements or gross-ups on any change in control benefits.

Benefit Program Components

We offer our executive officers and other salaried employees a comprehensive benefit package that is competitive in comparison to our peer group, provides protection against catastrophic expenses, and provides the opportunity to accumulate adequate retirement income. Our benefits package includes both company-sponsored programs as well as voluntary programs in which employees may choose to participate. We periodically compare the competitiveness of our benefits program against our peer group. It is our objective to provide our executive officers with a benefits program that, in its aggregate value, approximates the median value of the benefit programs of our peer group. We analyzed the competitiveness of the U.S. salaried employees’ benefit program in calendar 2010 and found it met this objective.

The benefit programs discussed in this section are only those provided to the named executive officers. Being a global organization, we have employees in over 30 countries, and benefit programs vary considerably based upon local law, competitive practice, and social schemes. Mr. van Oers is a resident of The Netherlands and participates in the programs we sponsor in that country.

Retirement Programs

The retirement program for the named executive officers in the United States hired before July 1, 2005 consists of a defined benefit pension plan and a defined contribution Section 401(k) plan. Effective July 1, 2005, we changed our retirement plan design by closing the defined benefit plan to new entrants and enhancing our contributions to the 401(k) plan. Effective April 30, 2010, we froze our defined benefit plan for all salaried participants and enhanced contributions to all active participants. Mr. van Oers participates in the Stichting

Pensioenfonds Sara Lee Nederland (the “Dutch Pension Plan”). The Dutch Pension Plan is a combination defined benefit/defined contribution plan. The terms and conditions of these plans are described beginning on page 50 of this proxy statement.

We also maintain supplemental retirement plans which allow those employees whose compensation exceeds limits established by the Internal Revenue Code for covered compensation and benefit levels to receive the same benefits they would have earned but for these limitations. These supplemental plans, in effect, enable participants to receive the same benefits provided to those employees not impacted by these Internal Revenue Code limits.

Deferred Compensation Plan

We offer a deferred compensation plan that provides our executive officers in the United States, including the named executive officers, the ability to defer the taxation of base salary, annual incentive award payments, and certain long-term incentives, not including stock option gains. The plan is non-tax-qualified, unfunded, and provides two investment alternatives for compensation credited to the plan. Those alternatives are an interest credit account, with an interest rate for calendar 2011 of 3.45% (which is set at the cost to Sara Lee of its issuing debt with a five-year maturity, but not to exceed 120% of the applicable federal long-term rate), and a Sara Lee common stock equivalent account. We offer this plan to our executives as a competitive pay practice.

Perquisites and Other Benefits

Perquisites

We provide perquisites to our executive officers that are typical of those provided senior executives at the companies in our peer group. These perquisites include car allowances and financial counseling.

Healthcare Plan

The named executive officers participate in the same healthcare plans as our other salaried executives.

Disability and Life Insurance Plans

The named executive officers participate in a long-term disability program that can replace up to 75% of monthly base salary plus 50% of the prior three-year average bonus up to a maximum monthly benefit of $41,667. The named executive officers domiciled in the United States also participate in a universal life insurance program that provides coverage, during active service, equal to three times the individual’s base salary and then drops to one times base salary upon retirement. Coverage in the event of disability equals three times the individual’s base salary for a period of twenty-four months following the determination of disability and then drops to one times base salary thereafter.

How We Make Compensation Decisions

Role of the Compensation and Employee Benefits Committee

The Compensation Committee is responsible for the review and approval of all aspects of our executive compensation program and makes all decisions regarding the compensation of our executive officers, including the named executive officers. The Compensation Committee, in consultation with the other independent directors, is responsible for, among its other duties, the following actions related to the Chief Executive Officer and other senior executives:

•	Review and approval of corporate performance goals and objectives relevant to compensation;

•	Evaluation of individual performance results in light of these goals and objectives;

•	Evaluation of the competitiveness of the total compensation package; and

•	Approval of any changes to the total compensation package, including but not limited to base salary, annual and long-term incentive award opportunities and payouts and retention programs.

The Compensation Committee’s charter is posted on our web site at www.saralee.com on the “Our Company” page under the link “Board of Directors–Committee Charters.”

Role of Chief Executive Officer in Compensation Decisions

Our Chief Executive Officer recommends to the Compensation Committee any compensation changes affecting the officers under the Compensation Committee’s purview. Within the framework of the compensation programs approved by the Compensation Committee and based on management’s review of market competitive pay for comparable positions, each year our Chief Executive Officer recommends the level of base salary increase and the long-term incentive award value for the other officers. These recommendations are based upon the Chief Executive Officer’s assessment of the individual’s performance, longer-term potential, the performance of the individual’s respective business or function and employee retention considerations. The Compensation Committee reviews the Chief Executive Officer’s recommendations and must approve any compensation changes affecting executive officers or executives who are in salary grade 38 and above. Analyses of competitive Chief Executive Officer pay and recommendations for salary, AIP and long-term incentive compensation actions are performed by the Compensation Committee’s independent consultant and reviewed by the Compensation Committee in executive session. The Chief Executive Officer does not participate in any decisions affecting his own compensation.

Determination of Mr. Smits’ Compensation Package

Mr. Smits, our Chief Executive Officer, initially was hired as our Chief Financial Officer in 2009 and was appointed our Interim Chief Executive Officer in May 2010 and Chief Executive Officer effective January 28, 2011. In determining his total compensation package, a competitive analysis was performed to review chief executive officer pay at our peer companies. Mr. Smits was appointed Chief Executive Officer with a base salary of $800,000 and a target bonus opportunity of 175%. He was granted a long-term incentive award of $2,650,000 in January 2011 in accordance with our long-term incentive interim grant guidelines for promotions. See the “Fiscal 2011 Summary Compensation Table” for further information regarding the compensation paid to or earned by Mr. Smits during fiscal 2011.

Determination of Mr. Bennink’s Compensation Package

Jan Bennink, our Executive Chairman, was hired in January 2011 in connection with the Board’s decision to pursue the Spin-Off. While evaluating the Spin-Off, the Board conducted a search for an executive to lead the Spin-Off process who had experience leading a global consumer goods company, working with boards of directors of complex global companies and the skills necessary to drive significant organizational change in a compressed time frame. When Mr. Bennink was selected, our Board of Directors, led by the Compensation Committee and in consultation with its independent executive compensation consultant, developed a compensation package commensurate with Mr. Bennink’s skills and experience and his primary responsibilities of successfully implementing the Spin-Off within 12 – 20 months and ensuring both independent companies have top tier leadership teams and effective business strategies. As a result, Mr. Bennink’s compensation package is weighted toward incentivizing him to achieve certain pre-determined goals, approved in advance by the Board, related to the Spin-Off. Mr. Bennink was hired with a base salary of $1,000,000 and a target bonus opportunity of 175%. He was granted a long-term incentive award of $5,250,000 in January 2011 in accordance with our long-term incentive interim grant guidelines

Role of the Compensation Consultant

The Compensation Committee has retained Frederic W. Cook & Co. as its independent executive compensation consultant. The relationship between the Compensation Committee and Frederic W. Cook & Co. is described on page 7 of this proxy statement under “Relationship with Executive Compensation Consultant.”

Other Compensation Policies

Stock Ownership

One of the key objectives of our executive compensation program is alignment with the long-term interests of our stockholders. We believe that an effective way to achieve this alignment is to ensure that our executive officers are stockholders and have a significant financial interest in Sara Lee. We have had some form of executive stock ownership program since 1991. Our program currently applies to approximately 60 Sara Lee executives.

The ownership requirements vary by the executive’s level and range from a minimum of 10,000 shares to a maximum of 400,000 shares for our Chief Executive Officer and 100,000 shares for Messrs. Garvey, Bennink, Fraleigh and van Oers. When expressed as a percentage of base salary (using Sara Lee’s closing price on July 2, 2011), the requirements are approximately 966% of Mr. Smits’ base salary and range from 324%-773% for the other named executive officers. Executives have five years from the time they are hired or promoted into a given position to attain the required ownership level. Stock options and PSUs do not count towards meeting these requirements; however unvested RSUs are counted towards the requirements. The Compensation Committee reviews program compliance annually, and all covered executives were in compliance as of the last review in January 2011.

Compensation Recovery

Our AIP program document and the award agreements for all long-term equity incentive awards permit us to cancel the outstanding award if the holder of the award engages in an activity that is contrary or harmful to the interests of Sara Lee. In addition, the AIP program document and the award agreements for the PSUs granted to our executive officers, including the named executive officers, permit the Compensation Committee to increase or decrease the amount paid out under an award if the original payout amount was calculated based on our financial results and we restate our financial statements due to material noncompliance with the SEC’s financial reporting requirements within two years after the date the award was paid out.

Derivatives Trading and Hedging

All of Sara Lee’s officers, directors and employees, including the named executive officers, are required to comply with our Global Business Standards, which prohibit persons covered by the Global Business Standards from engaging in “short sales” or trading in puts, calls or other options on Sara Lee’s common stock.

Opportunity for Stockholder Feedback

The Compensation Committee carefully considers feedback from our stockholders regarding our executive compensation program. Stockholders are invited to express their views to the Compensation Committee as described under the heading “Communications with the Board of Directors” on page 5 of this proxy statement.

Compensation Committee Report

The Compensation and Employee Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and its Annual Report on Form 10-K.

Compensation and Employee Benefits Committee

Jonathan P. Ward, Chairperson, Crandall C. Bowles, Virgis W. Colbert,

Dr. John McAdam, Norman R. Sorensen

Summary Compensation Table and Narrative Disclosure

The following table presents, for the fiscal years ended July 2, 2011, July 3, 2010 and June 27, 2009, the compensation of Marcel H.M. Smits, our principal executive officer, Mark A. Garvey, our principal financial officer, and Messrs. Bennink, Fraleigh, and van Oers, the next three most highly-compensated executive officers who were serving as executive officers of Sara Lee at the end of fiscal 2011 (collectively, the “name executive officers”). The named executive officers also include one former executive officer, Vincent Janssen, who would have been among Sara Lee’s next three most highly compensated individuals if he had continued to serve as an executive officer on the last day of the fiscal year.

For information on the role of each component within the total compensation package, see the relevant description in the “Compensation Discussion and Analysis” beginning on page 25 of this proxy statement. For more information regarding how the amounts in the table are calculated, see the narrative that follows the footnotes to the table.

Fiscal 2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($) (5)	Total ($)
Marcel H.M. Smits (6)	2011	$736,347	$0	$3,000,026	$1,000,005	$659,218	(7)	$0	(8)	$273,305	$5,668,902
Chief Executive Officer	2010	$511,815	$0	$1,012,520	$398,748	$947,456		$0	(8)	$265,179	$3,135,718
Mark A. Garvey (6)	2011	$393,473	$0	$750,014	$250,005	$271,745	(9)	$13,231		$452,098	$2,130,566
Chief Financial Officer	2010	$346,000	$0	$562,514	$185,457	$524,584		$260,775		$71,633	$1,950,963
	2009	$335,800	$0	$600,001	$0	$433,554		$139,733		$237,495	$1,746,583
Jan Bennink (6)	2011	$424,603	$364,583	$2,625,004	$2,625,003	$546,875		$0	(8)	$119,520	$6,705,589
Executive Chairman
Christopher J. Fraleigh (10)	2011	$594,100	$0	$1,125,011	$375,003	$445,239		$12,402		$202,990	$2,754,745
Executive Vice President; Chief Executive Officer, North America	2010	$579,600	$0	$1,275,010	$420,367	$1,099,884		$334,138		$118,732	$3,827,731
	2009	$576,333	$0	$1,027,514	$364,642	$1,138,223		$140,914		$87,852	$3,335,478
Frank van Oers (11)	2011	$560,107	$0	$825,023	$275,002	$476,439		$59,450		$231,524	$2,427,546
Executive Vice President; Chief Executive Officer, International Beverage and Bakery	2010	$476,582	$0	$975,015	$321,456	$689,330		$287,673		$206,286	$2,956,343
	2009	$530,459	$0	$281,247	$332,701	$556,273		$0		$250,298	$1,950,978
Vincent Janssen (12)	2011	$277,007	$0	$1,196,322	$0	$531,452		$391,278		$481,656	$2,877,715
Former Executive Vice President; Chief Executive Officer, Household & Body Care

(1)	All of the amounts in the table for Messrs. van Oers and Janssen, except for the amounts reported in the Stock Awards and Option Awards columns, were denominated in Euros and converted to U.S. dollars at the rate of 1 Euro = 1.45309 U.S. dollars, the currency exchange rate as of July 1, 2011, for 2011 amounts, and 1 Euro = 1.252 U.S. dollars, the currency exchange rate as of July 2, 2010, for 2010 amounts, and 1 Euro = 1.407 U.S. dollars, the currency exchange rate as of June 26, 2009, for 2009 amounts.
(2)	The amount reported in the Bonus column reflects Mr. Bennink’s guaranteed payout at the “target” performance level for 50% of his annual incentive opportunity under Sara Lee’s fiscal 2011 Annual Incentive Plan (“AIP”). Mr. Bennink was provided a guaranteed payout for fiscal 2011 because he joined Sara Lee more than half way through fiscal 2011. The other 50% of his annual incentive opportunity, which is based on achievement of pre-determined individual goals relating to the Spin-Off, is reported in the “Non-Equity Incentive Plan Compensation” column.
(3)	The amounts reported in the table reflect the grant date fair value assuming the probable outcome of the performance conditions and do not reflect the value that may ultimately be realized by the named executive officer. The grant date fair value assuming maximum performance, based on the maximum number of performance share units multiplied by the closing market price on the grant date, is as follows: Mr. Smits $4,000,030, Mr. Garvey $1,000,017, Mr. Fraleigh $1,500,014, and Mr. van Oers $1,100,028. Messrs. Bennink and Janssen did not receive performance share units.

(4)	Consists of payments under Sara Lee’s Annual Incentive Plan (“AIP”), which is described beginning on page 27 of this proxy statement.
(5)	Amounts shown in the “All Other Compensation” column for fiscal 2011 include the following:

Name	Expatriate Payments (a)	Company Contributions To Defined Contribution Plans (b)	Company Paid Life Insurance Premiums	Personal Use of Corporate Automobile (c)	Car Allowance (d)	Financial Counseling	Severance	Other (e)	Total (f)
Marcel H.M. Smits	$37,512	$65,169	$26,290	$0	$26,508	$0	$0	$117,825	$273,305
Mark A. Garvey	$349,109	$81,368	$7,212	$0	$14,165	$0	$0	$244	$452,098
Jan Bennink	$21,579	$0	$0	$22,941	$0	$0	$0	$75,000	$119,520
Christopher J. Fraleigh	$0	$153,340	$14,796	$0	$21,388	$13,467	$0	$0	$202,990
Frank van Oers	$0	$139,056	$0	$23,691	$58,268	$1,598	$0	$8,910	$231,524
Vincent Janssen	$0	$164,140	$0	$1,461	$26,515	$33,346	$251,748	$4,446	$481,656

(a)	Messrs. Smits and Bennink relocated to the United States from The Netherlands in January 2010 and February 2011, respectively. Represents the relocation payments made to these two executives pursuant to Sara Lee’s expatriate and relocation policies. Mr. Garvey relocated to the United States from The Netherlands in August 2008 at the end of his expatriate assignment. Represents the tax payments paid by Sara Lee for Mr. Garvey since he was tax equalized to the United States during his expatriate assignment.
(b)	Represents the matching and company contributions to the Section 401(k) Plan and 401(k) SERP in which all of the named executive officers, except Messrs. Bennink, van Oers and Janssen, participate. Also represents our contributions to the Dutch Pension Plan on behalf of Messrs. van Oers and Janssen.
(c)	Represents the costs of providing a car and driver for commuting to Messrs. Bennink and van Oers.
(d)	Represents 3.6% of base salary provided to U.S. executives as a car allowance and, for Messrs. van Oers and Janssen, the cost of providing a company car, including insurance, fuel and maintenance.
(e)	Includes $91,018 and $75,000 for Messrs. Smits and Bennink, respectively, in housing allowances, a “representation allowance” (a customary practice in the Netherlands) for personal expenses incurred by Messrs. van Oers and Janssen in their position outside the United States and incremental product discounts not available to the general employee population.
(f)	The table does not include any amounts for the following perquisites because no incremental cost was incurred in fiscal 2011: Sara Lee purchases season tickets to sporting and entertainment events for business outings with customers and vendors. If the tickets are not used for business purposes, the named executive officers and other employees may have opportunities to use these tickets. In addition, each of the named executive officers, except Messrs. van Oers and Janssen, automatically participates in our Key Executive Long-Term Disability Plan. This Plan is self-insured by Sara Lee, so we will not incur any incremental costs for this benefit unless a disability payment is made.
(6)	Mr. Smits was appointed our Chief Executive Officer, Mr. Garvey was appointed our Chief Financial Officer and Mr. Bennink was appointed our Executive Chairman on January 28, 2011.
(7)	Mr. Smits’ fiscal year 2011 AIP was based on a target bonus of 150% for 7 months as Chief Financial Officer/Interim Chief Executive Officer and a target bonus of 175% for 5 months as Chief Executive Officer.
(8)	Based on their hire dates, Messrs. Smits and Bennink are not eligible to participate in Sara Lee’s defined benefit pension plan.
(9)	Mr. Garvey’s fiscal year 2011 AIP was based on a target bonus of 120% for 7 months as Interim Chief Financial Officer and a target bonus of 130% for 5 months as Chief Financial Officer.
(10)	Mr. Fraleigh’s employment with Sara Lee terminated on September 9, 2011.
(11)	On August 30, 2011, Sara Lee announced that Mr. van Oers’ employment will terminate in calendar 2012.
(12)	Mr. Janssen’s employment with Sara Lee terminated on December 31, 2010.

Salary — This column reflects the base salary earned during the fiscal year, including any amounts deferred by a named executive officer in our Section 401(k) Plan.

Bonus — This column reflects guaranteed bonus payments received by a named executive officer during the fiscal year. For fiscal 2011, represents the 50% portion of Jan Bennink’s payout under the fiscal 2011 AIP that was guaranteed at “target” performance level. The other 50% of his annual incentive opportunity is reflected in the “Non-Equity Incentive Plan Compensation” column.

Stock Awards — This column reflects the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to the RSUs and PSUs granted each year. For fiscal 2011, the value is calculated using the closing market price of our common stock on the grant date, which was $14.64 on August 26, 2010 and $16.97 on January 31, 2011. For PSUs, which vest based on performance against our stated goals in each of the performance periods, grant date fair value is calculated using the probable performance result (i.e., target performance) for each of the performance periods. PSUs represent the right to receive shares of our common stock if, and to the extent that, performance targets set by the Compensation Committee are achieved. RSUs represent the right to receive shares of our common stock if the holder remains employed by Sara Lee through a specified vesting date. The amounts reported in the table reflect the grant date fair value and do not reflect the value that may ultimately be realized by the named executive officer.

Option Awards — This column reflects the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to the stock options granted each year. The value is calculated using the closing market price of our common stock and the Black-Scholes value on the date of grant. For additional information on the valuation assumptions relating to the stock options, see the note on “Stock-Based Compensation” to our consolidated financial statements contained in our annual reports on Form 10-K for the fiscal years 2009 – 2011, which are the years in which the options were granted. Stock options represent the right to purchase shares of our common stock at a specified price, over a specified term (usually 10 years) following the grant date if the holder remains employed by Sara Lee through a specified vesting date. The amounts reported in the table reflect the grant date fair value and do not reflect the value that may ultimately be realized by the named executive officer.

Non-Equity Incentive Plan Compensation — This column reflects the cash awards earned by the named executive officers for fiscal 2011 under our AIP. Our AIP is an incentive plan based on achieving pre-established annual operating income, net sales and average working capital performance targets. Awards under the AIP are paid in cash. For further information about the AIP, see the description beginning on page 27 of the Compensation Discussion and Analysis.

Change in Pension Value and Nonqualified Deferred Compensation Earnings — This column reflects the aggregate change during fiscal 2011 in the actuarial present value of the accumulated benefits under all defined benefit pension plans in which each named executive officer participates. Effective April 30, 2010, the defined benefit pension plan for salaried employees, in which Messrs. Garvey and Fraleigh participate, was frozen. We do not pay above-market or preferential rates under our nonqualified deferred compensation plan. A description of our pension benefits program is located beginning on page 49 of this proxy statement.

All Other Compensation — This column reflects all other compensation for fiscal 2011 not reported in the previous columns, such as Sara Lee’s contributions to Section 401(k) plans, payment of insurance premiums, and the costs to Sara Lee of providing certain perquisites to the named executive officers.

Potential Payments Upon Termination Or Change In Control Table

The following table presents the potential estimated payments to each named executive officer, except Messrs. Janssen and van Oers, as if the individual’s employment had been terminated as of July 1, 2011, the last business day of fiscal 2011. For Mr. Janssen, the amounts in the table reflect actual amounts payable to Mr. Janssen pursuant to his termination of employment on December 31, 2010. For Mr. van Oers, the amounts in the table represent amounts that will be payable to him under his Settlement Agreement upon his termination in calendar 2012. If applicable, the amounts in the table were calculated using the closing market price of $19.32 per share of Sara Lee’s common stock on July 1, 2011, the last trading day of fiscal 2011.

Name	Severance Pay ($)	Equity With Accelerated Vesting ($)	Retirement Plan Benefits: Pension Plan (Qualified & SERP) ($) (1)	Continued Perquisites and Benefits ($) (2)	Total ($)
Marcel H.M. Smits
Death	—	7,206,248	—	—	7,206,248
Disability	—	7,206,248	—	3,862,531	11,068,779
Involuntary Termination (Severance)	1,850,000	580,608	99,345	51,251	2,581,204
Termination If Change-In-Control	5,500,000	7,206,248	302,500	137,127	13,145,875
Mark A. Garvey
Death	—	4,332,171	—	—	4,332,171
Disability	—	4,332,171	—	4,200,996	8,533,167
Involuntary Termination (Severance)	1,678,750	177,105	87,853	40,275	1,983,983
Termination If Change-In-Control	2,443,750	4,332,171	134,406	54,469	6,964,796
Jan Bennink
Death	—	4,498,776	—	—	4,498,776
Disability	—	4,498,776	—	—	4,498,776
Involuntary Termination (Severance) (3)	2,312,500	1,249,660	—	—	3,562,160
Termination If Change-In-Control	6,875,000	4,498,776	—	—	11,373,776
Christopher J. Fraleigh (4)
Death	—	9,961,674	—	—	9,961,674
Disability	—	9,961,674	—	4,105,192	14,066,866
Involuntary Termination (Severance)	1,869,356	294,687	98,676	49,742	2,312,461
Termination If Change-In-Control	3,656,625	9,961,674	201,114	89,955	13,909,368
Frank van Oers
Involuntary Termination (Severance) (5)	2,923,501	213,759	—	—	3,137,260
Vincent Janssen
Involuntary Termination (Severance) (6)	2,111,885	—	—	—	2,111,885

(1)	Represents the incremental company contributions to the Sara Lee Corporation Supplement Executive Retirement Plan for the named executive officers domiciled in the United States.
(2)	The amounts reported in the “Continued Perquisites and Benefits” column include the costs of financial counseling, company contributions to premiums for medical, dental, and life insurance benefits, the present value of disability payments, and the automobile allowance that is continued in the case of a change in control of Sara Lee.
(3)	Pursuant to the terms of his offer of employment, if Mr. Bennink continues employment through the Spin-Off and is terminated upon completion of the Spin-Off, Mr. Bennink will not be eligible to receive severance pay. The expectation is that Mr. Bennink’s employment will terminate after the Spin-Off is completed.
(4)	Mr. Fraleigh’s employment with Sara Lee terminated on September 9, 2011. The terms of his separation have not been finalized as of the date of this proxy statement. As a result, the amounts shown in the table for “Involuntary Termination (Severance)” may not reflect actual amounts payable to Mr. Fraleigh in connection with his termination.
(5)	Represents the actual amount payable to Mr. van Oers pursuant to his Settlement Agreement. On August 30, 2011, Sara Lee announced that Mr. van Oers’ employment will terminate in calendar 2012.
(6)	Represents the actual amount payable to Mr. Janssen pursuant to his Special Management Compensation Program. Mr. Janssen’s employment was terminated on December 31, 2010.

The payments and benefits provided to our executive officers, including the named executive officers, upon their voluntary termination of employment or retirement do not discriminate in scope, terms, or operation in favor of our executive officers compared to the benefits offered to all salaried employees. Consequently, these benefits are not included in the table.

The amounts disclosed in the table are in addition to amounts each named executive officer earned or accrued prior to the date of the hypothetical termination of employment, such as balances under our deferred compensation plan, accrued retirement benefits, previously vested stock options and restricted stock units, and accrued vacation. For information about these previously earned and accrued amounts, see the tables entitled “Outstanding Equity Awards at 2011 Fiscal Year-End Table,” “Option Exercises and Stock Vested In Fiscal Year 2011,” “Pension Benefits In Fiscal Year 2011 Table,” and “Nonqualified Deferred Compensation In Fiscal Year 2011” that are located elsewhere in this proxy statement.

Description of Death Payments.    In the event of a named executive officer’s death, the individual’s beneficiaries would receive (i) benefits payable under the Executive Life Insurance Plan, (ii) accelerated vesting of all outstanding unvested stock options and RSUs, with the options remaining exercisable for the lesser of five years or their remaining terms, (iii) continued vesting of all PSUs, and (iv) an annual incentive bonus for the year in which the death occurs, based on actual payout rates but pro-rated for the period of the individual’s active service.

Description of Disability Payments.    A named executive officer’s employment is considered terminated for disability if the individual is determined to be disabled under the terms of our disability plan. An individual who becomes disabled would receive (i) benefits payable under our disability plans, as described on page 35 in the “Compensation Discussion and Analysis” section, (ii) continued participation in our medical, dental, and Executive Life Insurance Plan and supplemental nonqualified retirement plans while on active payroll, (iii) accelerated vesting of all outstanding unvested stock options and RSUs, with the options remaining exercisable for the lesser of five years or their remaining terms, (iv) continued vesting of all PSUs, (v) an annual incentive bonus for the year in which termination occurs, based on actual payout rates but pro-rated for the period of the individual’s active service, and (vi) participation in our retiree medical plan for the individual and any dependents, if eligible.

Description of Retirement Payments.    As described in the section beginning with the “Pension Benefits In Fiscal Year 2011 Table,” in the event of retirement, a named executive officer is entitled to receive (i) benefits payable under our pension and retirement plans (see “Pension Benefits”), (ii) continued vesting of the individual’s outstanding PSUs, RSUs, and stock options, which will be exercisable for their remaining terms, and (iii) an annual incentive bonus for the year in which the individual retired, based on actual payout rates but pro-rated through the date of retirement. We have not included a value for these benefits in the table on page 41 of this proxy statement because they do not discriminate in scope, terms, or operation in favor of our executive officers compared to the benefits offered to all salaried employees.

Severance Plans for Corporate Officers

Our Severance Plans for Corporate Officers provide specified benefits upon the involuntary termination of employment of a corporate officer who has been elected by the Board of Directors. The Severance Plans consist of two separate plans: a plan that covers involuntary termination of employment that does not occur in connection with a change in control of Sara Lee (the “Involuntary Termination Plan”), and a plan that covers termination of employment in connection with a change in control of Sara Lee (the “CIC Plan”). If the terminated officer is domiciled outside of the United States on the termination date, at the discretion of the Compensation Committee, the terminated officer may receive the severance benefits required to be paid pursuant to the laws of the country in which the terminated officer is domiciled in lieu of the benefits described below.

Description of Involuntary Termination Plan.    The Involuntary Termination Plan provides that if a corporate officer’s employment is terminated without cause (which means that the officer was terminated involuntarily or resigned at our request, other than for misconduct or detrimental actions specified in the Involuntary Termination Plan), the terminated officer would receive the following benefits:

•

A minimum of 12 months and a maximum of 24 months of severance payments depending on the officer’s position and length of service. Each severance payment equals the officer’s base salary plus 75% of the officer’s target annual incentive bonus for the fiscal year in which the termination occurs, computed on a monthly basis

•

Pro-rated payments under the annual incentive plan for the fiscal year of termination based on actual financial results. Under the terms of our equity award agreements, (i) a portion of any RSU or stock option award in effect in the fiscal year of termination, based on the period of the officer’s length of service through the severance period (for awards granted before August 2010) or the termination date (for awards granted in or after August 2010) and subject to the terms of the award, and (ii) continued vesting of any PSU award in effect in the fiscal year of termination, based on actual performance and prorated for the period of the officer’s length of service through the severance period (for awards granted before August 2010) or the termination date (for awards granted in or after August 2010) and subject to the terms of the award (which includes a minimum of twelve months of active service during the performance period). We have not included a value for the annual incentive plan payments in the table on page 41 of this proxy statement because the officer would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred

•

Continued participation in our medical and dental plans for up to three months, and outplacement services for up to one year. The value of the employer’s portion of the medical and dental premiums, which are paid by us, are included in the table on page 41 of this proxy statement

•

Continued financial planning assistance, if the terminated officer is at or above the Senior Vice President level, during the time the officer is receiving severance payments. The value of the financial counseling benefit is calculated at the current allowance of 3% of base salary

•	Continued coverage under our Executive Life Insurance Plan

Other than as set forth above, the terminated corporate officer’s participation in all other benefit plans ceases as of the date of termination of employment. No benefits are payable unless the terminated officer signs a separation agreement that prohibits the officer from, among other things, soliciting business from our customers and attempting to hire our employees during the severance period, and disclosing our confidential information. The corporate officer also must agree to release any claims against Sara Lee and to refrain from working for our competitors during the severance period. Payments terminate if the terminated officer becomes employed by one of our competitors during the severance period, or violates any of the above severance conditions.

Description of Change in Control (“CIC”) Plan.    The CIC Plan provides for severance pay and continuation of certain benefits if a corporate officer’s employment is terminated involuntarily within two years following, or within six months prior to, a change in control of Sara Lee. A “change in control” generally is defined as the acquisition by a party of 20% or more of the voting capital stock of Sara Lee, the consummation of certain reorganizations, mergers or consolidations involving Sara Lee, a sale or other disposition of all or substantially all of Sara Lee’s assets, the liquidation or dissolution of Sara Lee, or a change in the majority of Sara Lee’s Board of Directors. If such event occurs, a terminated officer would receive the following benefits:

•

A payment equal to 2.5 times of the Chief Executive Officer’s and any Executive Vice President’s base salary plus their target annual incentive bonus for the fiscal year in which the change in control occurs paid in annual installments.

•

Pro-rated payments under (i) the annual incentive plan for the fiscal year of termination based on actual financial results, and (ii) any PSU award in effect in the fiscal year of termination, based on the period of the officer’s length of service through the severance period and assuming a “target” level of financial performance and subject to the terms of the award (which may include a minimum length of active service). We have not included a value for the annual incentive plan payments in the table on page 41 of this proxy statement because the officer would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred.

•

Continued participation in our medical and dental plans for 2.5 years after termination, for the Chief Executive Officer and any Executive Vice President, and outplacement services for up to one year. The value of the employer’s portion of the medical and dental premiums, which are paid by us, are included in the table on page 41 of this proxy statement.

•	Continued coverage under our Executive Life Insurance Plan for 2.5 years after termination for the Chief Executive Officer and any Executive Vice President.

•

Accelerated vesting of all unvested stock options and RSUs; provided, however, if the change in control is structured as an offer to purchase all of Sara Lee’s outstanding voting stock for cash, then all options and RSUs automatically vest upon the change in control even if the officer’s employment is not terminated.

No benefits are payable unless the terminated officer signs a separation agreement that prohibits the officer from, among other things, soliciting business from our customers and attempting to hire our employees during the term of the separation agreement, and disclosing our confidential information. The corporate officer also must agree to release any claims against Sara Lee and to refrain from working for our competitors for 2.5 years after termination, for the Chief Executive Officer and any Executive Vice President. Payments terminate if the terminated officer becomes employed by one of our competitors.

No Tax Reimbursements or Gross Ups.    The CIC Plan provides that we do not reimburse executive officers for excise tax payments. In the event that any payments made under the CIC Plan would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, and if reducing the amount of the payments would result in greater benefits to the officer (after taking into consideration the payment by the officer of all income and excise taxes that would be owing as the result of the change in control payments), we will reduce the change in control payments by the amount necessary to maximize the benefits received by such officer, determined on an after-tax basis.

Separation Agreements

In October 2009 and in connection with Sara Lee’s planned divestiture of its Household & Body Care business, Vincent Janssen and Sara Lee signed an agreement to ensure Mr. Janssen’s continued support of the divestiture efforts and his orderly transition out of his role as Chief Executive Officer of the International Household & Body Care business. This agreement was amended in November 2010. In the agreement, as amended, Mr. Janssen’s employment with Sara Lee terminated on December 31, 2010 and Sara Lee agreed to make the following payments to Mr. Janssen: (i) bridge payments until Mr. Janssen is entitled to pre-pension payments under the applicable pension plan based on 90% of his most recent annual base salary until he reaches age 58 1/2, and 80% of his base salary until he reaches age 62, which payments equaled EUR 173,250 (approximately $251,700) from January 1 to July 2, 2011; (ii) continued participation in and accumulation of credit under the applicable pension plan until Mr. Janssen reaches age 62; (iii) a transaction bonus based on Mr. Janssen’s participation in the successful divestiture process equal to EUR 385,000 (approximately $559,400); and (iv) a retention bonus paid in fiscal 2010 to ensure Mr. Janssen’s continued employment and participation in the divestiture process through completion. The agreement also provides that the foregoing payments are in lieu of any other severance and/or early retirement payments or benefits to which Mr. Janssen otherwise may have been entitled. Mr. Janssen’s termination was due to the divestiture of the Household & Body Care business and, as a result, all outstanding equity held by him on the date of his termination vested in accordance with their terms and Mr. Janssen was entitled to a pro-rata payment under the fiscal 2011 annual incentive plan for the period of his active employment. The agreement also contains customary confidentiality and non-solicitation provisions.

On August 30, 2011, Frank van Oers signed a Settlement Agreement with Sara Lee under which he agreed to relinquish all of his positions with Sara Lee, including his role as Executive Vice President of Sara Lee and Chief Executive Officer, International Beverage and Bakery, effective December 1, 2011. The Settlement Agreement was signed in connection with the planned Spin-Off. Mr. van Oers will continue to be employed by Sara Lee until the earlier of the last day of fiscal 2012 or the date on which he accepts alternative employment (the “termination date”). The terms of the Settlement Agreement are consistent with the terms of Sara Lee’s Severance Plans for Corporate Officers, except for changes necessitated by Dutch statutory law. The agreement provides that Sara Lee will pay Mr. van Oers (i) his annual base salary through the termination date, (ii) his annual incentive for fiscal 2012, to the extent payout is earned under the fiscal 2012 AIP on the same basis as other participants, with a target opportunity of 130% of annual base salary, and (iii) a lump sum severance payment of Euro 2.0 million, paid one month after the termination date. If Mr. Van Oers accepts alternative employment before the last day of fiscal 2012, the balance of his salary, pension and pro rata bonus from the earlier termination date until the last day of fiscal 2012 will be added to the lump sum severance payment that is paid one month after the termination date. Upon completion of the Spin-Off, all outstanding and unvested equity held by Mr. van Oers will vest in full. The agreement also contains customary confidentiality and non-solicitation provisions.

Grants of Plan-Based Awards In Fiscal Year 2011 Table

The following table provides, for each of the named executive officers, information concerning cash awards under our annual incentive plan for fiscal 2011 and grants of equity awards made during fiscal 2011.

Name	Grant Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marcel H.M. Smits (6)	AIP	—	$297,104	$1,188,416	$1,782,624
	Options	8/26/2010								106,630	$14.64	$337,502
	PSUs	8/26/2010				11,527	46,107	69,161				$675,006
	RSUs	8/26/2010							23,054			$337,511
	Options	1/31/2011								158,376	$16.97	$662,503
	PSUs	1/31/2011				19,520	78,079	117,119				$1,325,001
	RSUs	1/31/2011							39,040			$662,509
Mark A. Garvey (6)	AIP	—	$122,473	$489,893	$734,840
	Options	8/26/2010								59,239	$14.64	$187,501
	PSUs	8/26/2010				6,404	25,615	38,423				$375,004
	RSUs	8/26/2010							12,808			$187,509
	Options	1/31/2011								14,942	$16.97	$62,504
	PSUs	1/31/2011				1,842	7,366	11,049				$125,001
	RSUs	1/31/2011							3,683			$62,501
Jan Bennink (6)	AIP	—	$364,583	$729,167	$1,093,751
	Options	1/31/2011								627,525	$16.97	$2,625,003
	RSUs	1/31/2011							154,685			$2,625,004
Christopher J. Fraleigh	AIP	—	$215,361	$861,445	$1,292,168
	Options	8/26/2010								118,478	$14.64	$375,003
	PSUs	8/26/2010				12,808	51,230	76,845				$750,007
	RSUs	8/26/2010							25,615			$375,004
Frank van Oers	AIP	—	$182,035	$728,140	$1,092,210
	Options	8/26/2010								86,884	$14.64	$275,002
	PSUs	8/26/2010				9,392	37,569	56,354				$550,010
	RSUs	8/26/2010							18,785			$275,012
Vincent Janssen	AIP	N/A	$90,027	$360,109	$540,164
	Options	N/A										$0
	PSUs	N/A										$0
	RSUs	8/26/2010							81,716			$1,196,322

(1)	These columns consist of awards under the AIP for fiscal 2011. The “Threshold” column represents the minimum amount payable to the named executive officers, excluding Mr. Bennink, when threshold performance is met. Achievement below “Threshold” performance would result in a zero payout. The “Target” column represents the payout amount if the specified performance targets are achieved. The “Maximum” column represents the maximum payout possible under the plan. See the “Fiscal 2011 Summary Compensation Table” for actual amounts paid under the fiscal 2011 AIP. Mr. Bennink’s Threshold represents the 50% of his fiscal 2011 target incentive opportunity that is guaranteed pursuant to his employment offer.
(2)	These columns contain the performance-based PSU grants only. The “Threshold” column represents the minimum amount payable when threshold performance is met. If performance is at or below the threshold performance, no amount is paid. The “Target” column represents the amount payable if the specified cumulative adjusted operating income performance target is reached by the end of fiscal 2013. The “Maximum” column represents the maximum payout possible under the plan, which is achieved if the specified maximum cumulative adjusted operating income performance target is met or exceeded by the end of fiscal 2013.
(3)	This column contains the number of RSUs granted in fiscal 2011. The fiscal 2011 grants will vest on August 31, 2013; however, upon completion of the Spin-Off, all unvested equity will vest in full.
(4)	This column contains the non-qualified stock options that were granted on August 26, 2010 and January 31, 2011. Each option vests in full on August 31, 2013, remains exercisable for ten years, and has an exercise price equal to the closing market price of our common stock on the grant date; however, upon completion of the Spin-Off, all unvested equity will vest in full.
(5)	Represents the grant date fair value of options and RSUs and the target payout of the PSUs, which were calculated in accordance with FASB ASC Topic 718 based on the closing market price per share of Sara Lee common stock on the date of grant ($14.64 per share on August 26, 2010 and $16.97 on January 31, 2011).
(6)	Each of Messrs. Smits, Garvey and Bennink received an annual long-term incentive award grant on January 31, 2011, our interim fiscal year grant date, in connection with his promotion or hiring by Sara Lee.

Outstanding Equity Awards at Fiscal 2011 Year-End Table

The following table provides information on the outstanding equity awards held by each of the named executive officers as of July 2, 2011. The equity awards reported in the Option Awards columns consist of non-qualified stock options. The equity awards reported in the Stock Awards columns consist of restricted stock units (“RSUs”) and performance stock units (“PSUs”). In connection with the Hanesbrands Inc. spin off on September 5, 2006, the number of shares and the exercise price, if applicable, of all outstanding stock options, RSUs, and PSUs were adjusted so that the economic value of each outstanding award after the spin off was equivalent to the economic value of that award before the spin off. Upon completion of the Spin-Off, all unvested equity held by the named executive officers will vest.

	Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Vale of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Marcel H.M. Smits	1/28/2010	(1)	0	149,904	$12.1700	1/28/2020	1/28/2010(2)	55,465	$1,071,584	0	0
	8/26/2010	(2)	0	106,630	$14.6400	8/26/2020	1/28/2010(3)	0	0	27,733	$535,802
	1/31/2011	(4)	0	158,376	$16.9700	1/31/2021	8/26/2010(2)	23,054	$445,403	0	0
							8/26/2010(5)	0	0	46,107	$890,787
							1/31/2011(4)	39,040	$754,253	0	0
							1/31/2011(5)	0	0	78,079	$1,508,486
TOTAL			0	414,910				117,559	$2,271,240	151,919	$2,935,075
Mark A. Garvey	8/30/2001		17,424	0	$18.8318	8/30/2011	8/28/2008(2)	43,384	$838,179	0	0
	8/29/2002		3,486	0	$15.9607	8/29/2012	8/27/2009(2)	38,305	$740,053	0	0
	1/30/2003		2,556	0	$16.7054	1/30/2013	8/27/2009(3)	0	0	19,153	$370,036
	6/15/2004	(6)	3,010	0	$19.7701	8/29/2012	8/26/2010(2)	12,808	$247,451	0	0
	6/15/2004	(6)	866	0	$19.7701	1/30/2013	8/26/2010(5)	0	0	25,615	$494,882
	12/15/2004	(6)	263	0	$20.9022	1/30/2013	1/31/2011(4)	3,683	$71,156	0	0
	12/15/2004	(6)	2,902	0	$20.9022	8/29/2012	1/31/2011(5)	0	0	7,366	$142,311
	8/27/2009	(2)	0	103,526	$9.7900	8/27/2019
	8/26/2010	(2)	0	59,239	$14.6400	8/26/2020
	1/31/2011	(4)	0	14,942	$16.9700	1/31/2021
TOTAL			30,507	177,707				98,180	$1,896,838	52,134	$1,007,229
Jan Bennink	1/31/2011	(7)	0	627,525	$16.9700	8/26/2020	1/31/2011(8)	154,685	$2,988,514	0	0
TOTAL			0	627,525				154,685	$2,988,514	0	$0
Christopher J. Fraleigh	8/25/2005		90,954	0	$16.8216	8/25/2015	8/28/2008(9)	24,765	$478,460	94,109	$1,818,178
	8/31/2006		148,432	0	$14.3165	8/31/2016	8/27/2009(2)	86,824	$1,677,440	0	0
	8/30/2007		97,260	0	$16.4900	8/30/2017	8/27/2009(3)	0	0	43,412	$838,720
	8/28/2008	(2)	0	136,824	$13.8300	8/28/2018	8/26/2010(2)	25,615	$494,882	0	0
	8/27/2009	(2)	0	234,658	$9.7900	8/27/2019	8/26/2010(5)	0	0	51,230	$989,764
	8/26/2010	(2)	0	118,478	$14.6400	8/26/2020
TOTAL			336,646	489,960				137,204	$2,650,781	188,751	$3,646,662
Frank van Oers	8/30/2001		20,908	0	$18.8318	8/30/2011	8/28/2008(9)	22,596	$436,555	85,865	$1,658,908
	8/29/2002		11,616	0	$15.9607	8/29/2012	8/27/2009(2)	66,395	$1,282,751	0	0
	8/31/2006		97,965	0	$14.3165	8/31/2016	8/27/2009(3)	0	0	33,198	$641,385
	8/30/2007		70,030	0	$16.4900	8/30/2017	8/26/2010(2)	18,785	$362,926	0	0
	8/28/2008	(2)	0	124,839	$13.8300	8/28/2018	8/26/2010(5)	0	0	37,569	$725,833
	8/27/2009	(2)	0	179,444	$9.7900	8/27/2019
	8/26/2010	(2)	0	86,884	$14.6400	8/26/2020
TOTAL			200,519	391,167				107,776	$2,082,232	156,632	$3,026,126
Vincent Janssen	8/30/2001		37,171	0	$18.8318
	8/29/2002		18,585	0	$15.9607
	1/30/2003		4,646	0	$16.7054
	8/25/2005		80,848	0	$16.8216
	8/31/2006		97,965	0	$14.3165
	8/30/2007		70,030	0	$16.4900
TOTAL			309,245	0				0	$0	0	$0

(1)	Grant vests in full on August 31, 2012 in accordance with plan terms for grants made on an interim fiscal year grant date.

(2)	Grant vests on the third anniversary of the August annual grant date.
(3)	The amounts in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column will vest based on Sara Lee achieving the cumulative adjusted operating income goal. The goal is based on Sara Lee’s cumulative adjusted operating income over the three-year performance cycle ending June 30, 2012. The final adjusted operating income performance will not be determined until the end of the three-year performance cycle, and the payout of this award could range from 0% to 150% of the PSU amount originally granted. There is no interim vesting for this grant. As of the end of fiscal 2011, the performance measure was tracking at target, which is reflected in the values shown in the table.
(4)	Grant vests in full on August 31, 2013 in accordance with plan terms for grants made on an interim fiscal year grant date.
(5)	The amounts in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column will vest based on Sara Lee achieving the cumulative adjusted operating income goal. The goal is based on Sara Lee’s cumulative adjusted operating income over the three-year performance cycle ending June 30, 2013. The final adjusted operating income performance will not be determined until the end of the three-year performance cycle, and the payout of this award could range from 0% to 150% of the PSU amount originally granted. There is no interim vesting for this grant. As of the end of fiscal 2011, the performance measure was tracking at target, which is reflected in the values shown in the table.
(6)	This is a restoration option grant that vested six months after the grant date. A restoration option, which was granted when an employee used currently-owned shares of Sara Lee common stock to exercise a stock option, was subject to the same terms and conditions as the original option it replaced, except that the restoration option’s exercise price was equal to the per share fair market value of Sara Lee’s common stock on the date the restoration option was granted. Sara Lee eliminated the restoration option feature from its option program in fiscal 2005.
(7)	Grant vests in full on August 31, 2013, subject to Mr. Bennink’s continued employment with Sara Lee through that date; however, upon completion of the Spin-Off, the grant will vest in full. Grant expires on the earlier of August 26, 2020 or five years after completion of the Spin-Off.
(8)	Grant vests in full on August 31, 2013, subject to Mr. Bennink’s continued employment with Sara Lee through that date; however, upon completion of the Spin-Off, the grant will vest in full.
(9)	The amounts in the “Number of Shares or Units of Stock That Have Not Vested” column vested on 8/31/2011. Sara Lee achieved the threshold cumulative relative total stockholder return performance goal. The goal was based on Sara Lee’s stockholder return compared to the total stockholder return of companies in a specified peer group over the three-year performance cycle ending July 2, 2011. The payout for this award was 160% of the PSU amount originally granted as determined by the terms and conditions of the plan.

Market Value of Shares or Units of Stock That Have Not Vested ($) — This column reflects the market value of the unvested RSUs or PSUs based on the closing market price per share of our common stock of $19.32 on July 1, 2011. This column contains only the RSUs and PSUs that are subject to service-based vesting conditions, including the interim vesting of the fiscal 2009 – 2011 PSU grants.

Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) — This column reflects PSUs that will vest if and to the extent predetermined performance targets are achieved. The amount represents the value that would be earned if “target” performance targets were achieved.

Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) — This column reflects the market value of the unvested and unearned PSUs based on the closing market price per share of our common stock of $19.32 on July 1, 2011. This column contains only the PSUs that are subject to performance-based vesting conditions.

Option Exercises and Stock Vested In Fiscal Year 2011

The table below provides information on the named executive officers’ stock awards that vested from July 4, 2010 through July 2, 2011. During fiscal year 2011, none of the named executive officers exercised options.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Marcel Smits	0	$0	0	$0
Mark A. Garvey	0	$0	33,354	$481,632	(1)
Jan Bennink	0	$0	0	$0
Christopher J. Fraleigh	0	$0	0	$0
Frank van Oers	0	$0	0	$0
Vincent Janssen	0	$0	194,886	$3,014,886	(1)

(1)	Represents the pre-tax value realized on stock awards that vested during the fiscal year, computed by multiplying the number of shares acquired upon vesting by the closing market price of Sara Lee common stock on the vesting date of $14.44 per share for Mr. Garvey and $15.47 for Mr. Janssen. In addition to the value realized, the named executive officer also received accrued dividend equivalents on the shares acquired on vesting. Dividend equivalents are accrued at the same rate as dividends paid to all stockholders.

Pension Benefits In Fiscal Year 2011 Table

The following section provides information on the defined benefit retirement plans in which the named executive officers participate.

Name	Plan Name	Number of Years Credited Service (#) as of 07/02/2011 (1)	Present Value of Accumulated Benefit ($) as of 07/02/2011 (2)	Payments During Last Fiscal Year ($)
Marcel H.M. Smits (3)	None	N/A	$0	$0
Mark A. Garvey	Sara Lee Corporation Salaried Pension Plan	10.42	$172,311	$0
	Sara Lee Corporation Supplemental Executive Retirement Plan	14.75	$641,032	$0
Jan Bennink	None	N/A	$0	$0
Christopher J. Fraleigh	Sara Lee Corporation Salaried Pension Plan	0.92	$16,624	$0
	Sara Lee Corporation Supplemental Executive Retirement Plan	5.25	$702,409	$0
Frank van Oers	Sara Lee International B.V. Pension Plan	14.50	$1,145,218	$0
Vincent Janssen	Sara Lee International B.V. Pension Plan	19.50	$2,409,389	$0

(1)

Messrs. Garvey and Fraleigh ceased to accrue credited service and additional benefits in the Sara Lee Salaried Pension Plan as of December 31, 2005 as a result of Internal Revenue Code compensation limits and non-discrimination requirements applicable to tax qualified retirement plans. Beginning in January 2006, each such named executive officer accrues credited service and additional benefits only in the Sara Lee Supplemental Executive Retirement Plan. Accordingly, the number of years of credited service under the Sara Lee Salaried Pension Plan in the table above relates solely to active service prior to January 2006. In addition, the Sara Lee Salaried Pension Plan and the Sara Lee Supplemental Executive Retirement Plan were frozen for all participants effective April 30, 2010. Accordingly, the number of years of credited service reflected in the Sara Lee Salaried Pension Plan and Sara Lee Supplemental Executive Retirement Plan are fixed as of April 30, 2010.

(2)	The following assumptions were used in the present value of accumulated benefits calculations:

Assumption	Netherlands	U.S. – Sara Lee Pension Plan	U.S. – Sara Lee Pension SERP
Discount Rate	5.71%	5.54%	5.23%
Indexation Rate	4.46%	N/A	N/A
Mortality	AG2050	Gender-specific RP2000 table projected for generational improvements with a white-collar adjustment
Currency Conversion Rate	1 Euro = $1.45309 USD

(3)	The Sara Lee Salaried Pension Plan and the Sara Lee Supplemental Executive Retirement Plan were amended to restrict new participants on and after July 1, 2005. Messrs. Smits and Bennink were hired after July 1, 2005 so they are not eligible to participate in these plans.

Messrs. Garvey and Fraleigh participate in the Sara Lee Corporation Salaried Pension Plan (the “Pension Plan”) and the defined benefit portion of the Sara Lee Corporation Supplemental Executive Retirement Plan (the “Pension SERP”). The Pension Plan is a defined benefit plan intended to provide tax qualified retirement benefits to employees; however, the Internal Revenue Code limits the amount of compensation that can be used to annually accrue benefits under, and imposes certain non-discrimination requirements that may limit participation by the named executive officers in, our tax qualified plans. The benefit under the Pension Plan is determined by a formula based upon employees’ compensation and years of credited service. The formula is 1.75% times final average compensation times credited service, minus a social security offset. A maximum of 35 years of credited service is recognized under the plan and employees are fully vested in the pension plan after five years of service or at age 65, regardless of service.

The Pension SERP, which is a nonqualified defined benefit plan, is intended to provide to the named executive officers the same benefits that they would earn under the Pension Plan if the Internal Revenue Code restrictions did not apply. Normal retirement age is 65 under both the Pension Plan and Pension SERP and the compensation covered under both plans is based on an employee’s average annual salary and cash bonus for the highest five consecutive years in the last ten years. Amounts payable under the pension program are computed on the basis of a straight-life annuity. Early retirees are eligible for unreduced benefits at age 62; however, a 5% per year reduction factor applies to benefits commencing prior to age 62.

Effective April 30, 2010, the Pension Plan and the Pension SERP were frozen for all salaried employees, including all named executive officers. Accordingly, the number of credited service years in the Pension Plan and the Pension SERP are fixed as of April 30, 2010. Messrs. Smits and Bennink joined Sara Lee after the Pension Plan and the Pension SERP were amended to restrict new participants or were completely frozen, so neither executive participates in these plans.

Messrs. van Oers and Janssen participate in the Stichting Pensioenfonds Sara Lee Nederland (the “Dutch Pension Plan”). The Dutch Pension Plan is a combination defined benefit/defined contribution plan. Defined benefits apply to qualified earnings up to Euro 88,098 (approximately $128,014) prior to January 1, 2011, up to Euro 89,067 (approximately $129,422) prior to April 1, 2011 and up to Euro 70,000 (approximately $101,716) on and after April 1, 2011. Defined contributions apply to qualified earnings in excess of these amounts. Normal retirement age under the Dutch Pension Plan is 65 and pension benefits payable under the Dutch Pension Plan are based on an employee’s career average annual base salary and assumed bonus of 33% of base salary. Benefits are computed on the basis of a straight-life annuity. We make defined contributions to the plan based on the participant’s age and the participant’s qualified earnings in excess of the limits described above. In fiscal 2011, our contribution rate was 22.9%.

Nonqualified Deferred Compensation In Fiscal Year 2011

The following narrative and table provide information on the defined contribution portion of the Sara Lee Corporation Supplemental Executive Retirement Plan, which is the only nonqualified deferred compensation plan in which the named executive officers participated in fiscal 2011.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Marcel H.M. Smits	$—	$55,369	$4,148	$—	$59,517
Mark A. Garvey	$—	$65,382	$56,656	$—	$251,020
Jan Bennink	$—	$—	$—	$—	$—
Christopher J. Fraleigh	$—	$138,640	$111,069	$—	$500,471
Frank van Oers (2)	N/A	N/A	N/A	N/A	N/A
Vincent Janssen (2)	N/A	N/A	N/A	N/A	N/A

(1)	These amounts are included in the “All Other Compensation” column of the “Fiscal 2011 Summary Compensation Table.”
(2)	Messrs. van Oers and Janssen are residents of The Netherlands and participate in the programs Sara Lee sponsors in that country. The concept of a nonqualified plan does not apply to the Dutch programs, so no amounts are reported for these executives in the table.

The named executive officers domiciled in the United States, except Mr. Bennink, participate in the Sara Lee Corporation Supplemental Executive Retirement Plan (the “401(k) SERP”). The 401(k) SERP is a nonqualified defined contribution plan intended to provide retirement benefits that could not be provided under the qualified Section 401(k) Plan due to tax law restraints and to comply with non-discrimination requirements under the qualified plan. Eligible earnings for 401(k) SERP notional contributions (since nonqualified plans are unfunded) are base salary and cash bonus in excess of the Internal Revenue Code compensation limit ($245,000 in calendar year 2010). Notional 401(k) SERP accounts earn a return based on the trading price of our common stock.

For all participating named executive officers domiciled in the United States, Sara Lee’s program provides a 100% matching contribution of up to 4% plus annual company contributions of 5.5% on base salary and cash bonus (401(k) SERP allocations are made for eligible pay in excess of Internal Revenue Code limits). Employees are always fully vested in their contributions to the Section 401(k) Plan and fully vest in Sara Lee’s contributions after five years of service. Employees are eligible to participate in matching portion of the 401(k) program immediately upon hire and the annual company contributions portion on the January 1 or July 1 following completion of one year of service.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on its review of filings made with the SEC and representations made by the reporting persons, Sara Lee believes that its executive officers and directors timely filed all reports that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 during fiscal 2011, except the following: A Form 4 to report the distribution of 72 shares from Laurette Koellner’s stock equivalent account in Sara Lee’s deferred compensation program was filed two months late. The late filing was due to an administrative error that resulted in a late notification of the distribution. The Form 4 was filed promptly after the oversight was discovered.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee of Sara Lee’s Board of Directors operates under a written charter adopted by the Board of Directors, which is reviewed annually and is available at www.saralee.com on the “Our Company” page under the link “Board of Directors-Committee Charters.” As provided in its charter, the Audit Committee’s responsibilities include oversight of Sara Lee’s financial reporting and internal controls processes. However, Sara Lee’s management is responsible for its internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of Sara Lee’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and for issuing a report thereon. PricewaterhouseCoopers LLP (“PwC”) served as Sara Lee’s independent registered public accountants for fiscal year 2011.

In this context, and in accordance with its charter, the Audit Committee has met with management and PwC to discuss and review Sara Lee’s audited financial statements. In addition, at each regular meeting the Audit Committee meets separately with Sara Lee’s internal auditors and with PwC. Management represented to the Audit Committee that Sara Lee’s audited consolidated financial statements for the fiscal year ended July 2, 2011 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed these financial statements with management and with PwC. The Audit Committee also discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as adopted by the PCAOB in Rule 3200T.

Based on its review and discussions of the matters referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the financial statements be included in Sara Lee’s Annual Report on Form 10-K for the year ended July 2, 2011, for filing with the SEC.

In fulfilling its oversight responsibility for reviewing the services performed by Sara Lee’s independent registered public accountants, the Audit Committee retains sole authority to select, evaluate and replace the outside auditors, discusses with the independent registered public accountants the overall scope of the annual audit and the proposed audit fees, and annually evaluates the qualifications, performance and independence of the independent registered public accountants and its lead audit partner. In fiscal 2011, the Audit Committee reviewed and discussed with PwC their independence from Sara Lee and its management and, as part of that review, the Audit Committee received from PwC the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also reviewed and pre-approved all fees paid to the independent auditors, which are described in the section following this report. The Audit Committee met with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, the evaluations of Sara Lee’s internal controls and the overall quality of Sara Lee’s financial reporting. The Audit Committee considered the audit and non-audit services that PwC provided in fiscal year 2011 and determined that the provision of those services is compatible with and does not impair PwC’s independence from Sara Lee and its management. As a result of its review, the Audit Committee has selected PwC as Sara Lee’s independent registered public accountants for fiscal year 2012, subject to stockholder ratification.

Audit Committee

Laurette T. Koellner, Chairperson, Christopher B. Begley,

James S. Crown, Cornelis J.A. van Lede, Sir Ian Prosser, Jeffrey W. Ubben

Audit Fees

PricewaterhouseCoopers LLP (“PwC”) was Sara Lee’s principal auditor for fiscal year 2011. Aggregate fees for professional services rendered for Sara Lee by PwC for the fiscal years ended July 2, 2011 and July 3, 2010 were as follows (in millions):

	Fiscal Year Ended July 2, 2011	Fiscal Year Ended July 3, 2010
Audit Fees	$13.2	$15.1
Audit-Related Fees	5.9	4.7
Tax Fees	3.3	.2
All Other Fees	—	.3

	$22.4	$20.3

Audit Fees for fiscal years 2011 and 2010 were for professional services rendered for the audits of the consolidated financial statements and internal control over financial reporting, statutory audit work for corporate affiliates in non-U.S. jurisdictions, issuance of comfort letters, consents and assistance with review of documents filed with the SEC.

Audit-Related Fees for fiscal years 2011 and 2010 were for professional services rendered for carve out audits and due diligence services related to business dispositions and acquisitions and the Spin-Off.

Tax Fees for fiscal years 2011 and 2010 were for various domestic and foreign tax services, including tax advice and consulting and the review of certain tax returns, including with respect to the Spin-Off.

All Other Fees for fiscal year 2010 were principally comprised of consultation services to improve operational efficiency.

Representatives of PwC will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Audit Committee Pre-Approval Policies and Procedures

On an ongoing basis, management of Sara Lee defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of PwC. On a periodic basis, Sara Lee’s management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The projects and categories of service are as follows:

Audit — These fees include the cost of professional services to audit Sara Lee’s financial statements and internal control over financial reporting. The cost of the annual audit includes costs associated with the quarterly review of financial statements performed in connection with the audit, scope modifications initiated during the course of the audit work and statutory audit work for corporation affiliates in non-U.S. jurisdictions. The Committee separately pre-approves a budget for services related to the issuance of comfort letters and consents, the review of documents filed with the SEC and the review of unique transactions that may arise during the course of the year.

Audit-Related Services — The Committee separately pre-approves budgets for services related to carve-out audit and due diligence services related to business dispositions and acquisitions, internal control reviews, employee benefit plan audits and other agreed upon procedures.

Tax — The Committee separately pre-approves a budget for services related to tax compliance, tax planning and tax advice and consulting. The specific types of tax services approved include (a) the review of tax returns;

(b) assistance with tax examinations and elections; (c) the provision of customs consultancy services; and (d) advice and consulting regarding tax codes including interpretations, procedures and private letter rulings thereof, or their equivalent in applicable jurisdictions, in the areas of income tax, value added tax, sales and use tax, and excise taxes, including with respect to the Spin-Off.

Other Services — Other services were discussed with and approved by the Audit Committee.

PROPOSAL 2: RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2012

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as Sara Lee’s independent registered public accountants for its fiscal year ending June 30, 2012. The Audit Committee and the Board of Directors seek to have the stockholders ratify the Audit Committee’s appointment of PricewaterhouseCoopers, which has served as Sara Lee’s independent registered public accountants since 2002. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. If the appointment of PricewaterhouseCoopers is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of PricewaterhouseCoopers.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2012.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables Sara Lee stockholders to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Sara Lee’s “pay-for-performance” philosophy forms the basis for all decisions we make regarding compensation of our named executive officers. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to Sara Lee’s ability to attract, retain and motivate individuals who can achieve superior financial results. This approach, which has been used consistently over the years, has resulted in Sara Lee’s ability to attract and retain the executive talent necessary to guide the company during the recent period of transformation. For an overview of our compensation program for Sara Lee’s named executive officers and additional details about the fiscal year 2011 compensation of our named executive officers, see the sections entitled “Compensation Discussion and Analysis” beginning on page 25 and “Summary Compensation Table and Narrative Disclosure” beginning on page 38 of this proxy statement.

Accordingly, we are asking for stockholder approval of the following resolution:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of Sara Lee’s named executive officers as described in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the “Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosure in this proxy statement.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on Sara Lee, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation, as disclosed in this proxy statement, we will consider those stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE COMPENSATION COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF SARA LEE’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables Sara Lee stockholders to vote, on an advisory and non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of Sara Lee’s named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years.

Stockholders are not voting to approve or disapprove of the Board’s recommendation. Instead, stockholders have four choices with respect to this proposal: one year, two years, three years or abstaining from voting on the proposal. For the reasons discussed below, we are asking our stockholders to vote for a ONE YEAR frequency. After careful consideration of the frequency alternatives, the Board believes that conducting an advisory vote on executive compensation on an annual basis is the most appropriate option for Sara Lee at this time. An annual advisory vote will allow our stockholders to evaluate our executive compensation every year and to regularly assess whether we are achieving our compensation philosophy and designing our executive compensation program in a manner that is in the best interests of the company and its stockholders.

This vote is an advisory vote only and it will not be binding on the company. However, our Board will take into account the outcome of the vote when making decisions about how often Sara Lee conducts an advisory vote on its executive compensation. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered by the Board as the stockholders’ recommendation as to the frequency of future say on pay votes. Nevertheless, the Board may decide that it is in the best interests of our stockholders and the company to hold say on pay votes more or less frequently than the option selected by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR A “ONE YEAR” FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 5: STOCKHOLDER PROPOSAL REQUESTING A

REPORT ON POLITICAL CONTRIBUTIONS

The Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, DC 20001, has advised Sara Lee that it beneficially owns 285 shares of Sara Lee common stock and that it intends to present the following proposal for consideration at the Annual Meeting.

Stockholder Proposal

Resolved, that the shareholders of Sara Lee Corporation (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for indirect political spending made with corporate funds.

2.	Indirect monetary and non-monetary contributions and expenditures used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda, through trade associations or other tax exempt groups. The report shall include:

An itemized report that includes the identity of the organization to which the payments were made as well as the nondeductible amount used for political contributions or expenditures as described above.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the Company’s website.

Stockholder Supporting Statement

As long-term shareholders of Sara Lee Corporation, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as, direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

We are concerned that Sara Lee Corporation’s current policies fail to address indirect political spending with Company funds that may occur through Company payments to trade associations and other tax exempt organizations. Sara Lee Corporation is a member of several trade associations, including The Business Roundtable, and its payments to these groups used for political activities are undisclosed and unknown.

We believe that these gaps in transparency and accountability may expose the Company to reputational and business risks that could threaten long-term shareholder value. This proposal asks the Company to disclose and have board oversight of all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes.

We believe the Company has taken an important first step by prohibiting direct political contributions. The Company’s Global Business Standards state: “It is the policy of Sara Lee not to make financial or in kind political contributions, even when permitted by law.” However, we do not think that policy goes far enough to protect shareholder value. We believe that adoption of this proposal is necessary for the Company’s Board and its shareholders to be able to fully evaluate the political use of corporate assets.

Adoption of this proposal would also bring our Company in line with a growing number of leading companies, including Starbucks Corporation, Yum! Brands, and The H. J. Heinz Company, that support political disclosure and accountability and have committed to present this information on their websites.

We urge your support for this critical governance reform.

Board of Directors Statement in Opposition to the Stockholder Proposal

Sara Lee’s Board of Directors opposes this proposal because it requests information that is duplicative of Sara Lee’s existing reporting.

We do not provide funds to trade associations or coalitions for the purpose of making independent expenditures or political contributions to candidates. The portion of any trade association membership dues that the organization allocates to lobbying is disclosed on Sara Lee’s federal lobbying disclosure reports, consistent with federal law. Sara Lee reports to the U.S. House and Senate corporate expenditures paid to trade associations that are involved with advocacy efforts, and our reports are publicly available at http://www.senate.gov/legislative/Public_Disclosure/LDA_reports.htm and at http://lobbyingdisclosure.house.gov.

As noted in the proposal, Sara Lee’s Global Business Standards already clearly state our policy “not to make financial or in kind political contributions, even when permitted by law.” In compliance with this policy, Sara Lee does not make any monetary and non-monetary contributions or expenditures to political campaigns on behalf of (or in opposition to) any candidate for public office. In addition, Sara Lee has adopted a Political Contributions Disclosure Policy, which is available on our corporate website (www.saralee.com) on the “Corporate Governance” page under the link “Investor Relations.”

Sara Lee also is governed by disclosure requirements at the federal level related to federal political activity, specifically lobbying. At the state level, Sara Lee is committed to appropriate disclosures as and when required. Reporting information regarding Sara Lee’s memberships in trade associations, as requested by the proposal, would be duplicative of information contained in these other reports already made by Sara Lee, would not present an accurate picture of the purpose of those expenses and would provide virtually no additional benefit to stockholders in terms of the information disclosed.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 5.

OTHER INFORMATION

Stockholder Proposals for the 2012 Annual Meeting

Sara Lee’s Bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice containing the information required by the Bylaws generally must be delivered to the Corporate Secretary of Sara Lee, at Sara Lee’s principal executive offices, not later than 5:00 p.m. (Central Time) on the 120th day, and not earlier than the 150th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2012 Annual Meeting must be received by the Corporate Secretary on or after April 18, 2012, and prior to 5:00 p.m. (Central Time) on May 18, 2012. Under SEC rules, if a stockholder wishes to submit a proposal for possible inclusion in Sara Lee’s 2012 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, we must receive it on or before May 18, 2012.

All proposals must be in writing and should be mailed to Sara Lee Corporation, to the attention of Sara Lee’s Corporate Secretary, Paulette R. Dodson, at Sara Lee Corporation, 3500 Lacey Road, Downers Grove, Illinois 60515-5424. A copy of the Bylaws may be obtained by written request to the same address, and also are available on our corporate Web site at www.saralee.com on the “Investor Relations” page under the link “Corporate Governance — Corporate Bylaws.”

Sara Lee’s Annual Report on Form 10-K

A copy of Sara Lee’s Annual Report on Form 10-K for the fiscal year ended July 2, 2011, as filed with the SEC, will be sent to any stockholder without charge upon written request addressed to:

Investor Relations Department

Sara Lee Corporation

3500 Lacey Road

Downers Grove, Illinois 60515-5424

+1.630.598.8100

You also may obtain our Annual Report on Form 10-K over the Internet at the SEC’s Web site, www.sec.gov.

Expenses of Solicitation

This solicitation is being made by mail, but also may be made by telephone or in person by Sara Lee officers and employees (without additional compensation). In addition, we have hired Alliance Advisors for $13,000 plus associated costs and expenses to assist in the solicitation. Sara Lee will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

3500 LACEY ROAD DOWNERS GROVE, IL 60515-5424

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M38034-P15378	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SARA LEE CORPORATION
The Board of Directors recommends you vote FOR each of the
nominees for director.
1.	Election of 12 directors
	Nominees:	For	Against	Abstain
	1a. Christopher B. Begley	☐	☐	☐				For	Against	Abstain

	1b. Jan Bennink	☐	☐	☐	1j. Norman R. Sorensen			☐	☐	☐

	1c. Crandall C. Bowles	☐	☐	☐	1k. Jeffrey W. Ubben			☐	☐	☐

	1d. Virgis W. Colbert	☐	☐	☐	1l. Jonathan P. Ward			☐	☐	☐

	1e. James S. Crown	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3, FOR “1 Year” on proposal 4 and AGAINST proposal 5.
	1f. Laurette T. Koellner	☐	☐	☐

	1g. Cornelis J.A. van Lede	☐	☐	☐	2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for fiscal 2012.		☐	☐	☐
	1h. Dr. John McAdam	☐	☐	☐

	1i. Sir lan Prosser	☐	☐	☐	3.	Advisory vote on executive compensation.		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐			3 Years	2 Years	1 Year	Abstain
Please indicate if you plan to attend this meeting.		☐	☐		4.	Advisory vote on the frequency of advisory votes on executive compensation.	☐	☐	☐	☐
		Yes	No
								For	Against	Abstain

					5.	Vote on a stockholder proposal requesting a report on political contributions.		☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)			Date

ADMISSION TICKET (Not Transferable)

2011 ANNUAL MEETING OF STOCKHOLDERS

9:30 a.m. (local time), October 27, 2011

The Abbington

3S002 IL Route 53

Glen Ellyn, Illinois 60137

Please present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder listed on the reverse side and is not transferable.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Sara Lee Corporation will be held on Thursday, October 27, 2011, at 9:30 a.m. (CDT), at The Abbington, 3S002 IL Route 53, Glen Ellyn, Illinois. Stockholders owning shares at the close of business on September 6, 2011, are entitled to attend and vote at the meeting. Stockholders will vote on the election of 12 members of the Board of Directors, vote on the ratification of independent registered public accountants for fiscal year 2012, hold an advisory vote on executive compensation, hold an advisory vote on the frequency of an advisory vote on executive compensation, vote on one stockholder proposal and transact such other business as may properly come before the meeting.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.saralee.com/annualmeeting.

h DETACH PROXY CARD HERE h	M38035-P15378

SARA LEE CORPORATION

Annual Meeting of Stockholders

October 27, 2011 at 9:30 AM

This proxy is solicited by the Board of Directors

The undersigned holder of common stock of Sara Lee Corporation, a Maryland corporation (the “Company”), hereby appoints Marcel Smits and Paulette R. Dodson, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held at The Abbington, 3S002 IL Route 53, Glen Ellyn, Illinois 60137, on October 27, 2011, at 9:30 a.m. (CDT), and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed.

If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director, “FOR” proposals 2 and 3, FOR “1 Year” on proposal 4 and “AGAINST” proposal 5, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting and any adjournment.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side